Exhibit 10.23

Execution Version

Published CUSIP Number: 25260EAG6

Revolving Credit CUSIP Number: 25260EAH4

Term A Loan CUSIP Number: 25260EAJ0

CREDIT AGREEMENT

Dated as of October 5, 2011

among

DIAMOND FOODS, INC.,

as the Borrower,

WIMBLEDON ACQUISITION LLC,

BANK OF AMERICA, N.A.,

as Administrative Agent, Swing Line Lender and L/C Issuer,

and

THE OTHER LENDERS PARTY HERETO

and

BARCLAYS CAPITAL, RABO SECURITIES USA, INC., J.P. MORGAN SECURITIES LLC,

SUNTRUST BANK, BMO CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION,

as

Co-Syndication Agents.

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED, BARCLAYS CAPITAL,

RABO SECURITIES USA, INC., J.P. MORGAN SECURITIES LLC, SUNTRUST ROBINSON

HUMPHREY, INC., BMO CAPITAL MARKETS and KEYBANK NATIONAL ASSOCIATION,

as

Joint Lead Arrangers and Joint Bookrunning Managers,

i

SCHEDULES

1.01A	Mandatory Cost Formulae
1.01B	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
4.01(a)(iii)	Collateral Documents
4.01(a)(iii)(C)	Real Property Subject to Mortgages
5.08(b)	Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)	Existing Investments
5.13(a)	Subsidiaries; Other Equity Investments
5.13(b)	Immaterial Subsidiaries
7.03	Existing Indebtedness
7.11	Financial Covenant Levels
10.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Swing Line Loan Notice
C-1	Term A Note
C-2	Multicurrency Revolving Credit Note
C-3	US Dollar Revolving Credit Note
D	Compliance Certificate
E-1	Assignment and Assumption
E-2	Administrative Questionnaire
F	Amended and Restated Guaranty
G	Amended and Restated Collateral Agreement
H	Amended and Restated Wimble Credit Facility

v

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of October 5, 2011, among DIAMOND FOODS, INC., a Delaware corporation (the “Borrower”), WIMBLEDON ACQUISITION LLC, a Delaware limited liability company (“Merger Sub”) (solely for the purpose of Section 2.18), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer.

The Borrower has requested that the Lenders provide a term loan A facility and a revolving credit facility, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue letters of credit, in each case, on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acquired Business” means Wimble and its subsidiaries and the Snacks Business.

“Acquired Entity Financial Statements” has the meaning specified in the definition of “CapEx/Revenue Ratio.”

“Acquiror MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole over a period of more than two full fiscal years beginning with the current fiscal year of the Borrower; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether an Acquiror MAE has occurred or would reasonably be expected to occur: (i) any conditions in the industry in which the Borrower competes in general; (ii) any conditions in the United States general economy or the general economy in other geographic areas in which the Borrower operates; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (v) compliance by the Borrower and Merger Sub with its covenants in the Acquisition Agreement; (vi) the failure of the financial or operating performance of the Borrower to meet internal forecasts or budgets for any period prior to, on or after April 5, 2011 (but the underlying reason for the failure to meet such forecasts or budgets may be considered); (vii) any action taken or omitted to be taken by or at the request or with the consent of the Seller; (viii) effects or conditions resulting from the announcement of the Acquisition Agreement or the transactions contemplated thereby (including any employee departures); (ix) changes in laws or accounting principles; or (x) changes in the trading price or trading volume of the common stock of the Borrower (but the underlying reason for such changes may be considered); provided, further, that with respect to clauses (i), (ii), (iii), (iv) or (ix), such matter will be considered to the extent that it disproportionately affects the Borrower as compared to similarly situated businesses operating in the same industry and geographic areas as the Borrower operates.

“Acquisition” means the acquisition by the Borrower of the Acquired Business pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the Transaction Agreement dated as of April 5, 2011 by and among the Seller, Wimble, the Borrower and Merger Sub (including all schedules and exhibits thereto).

“Act” has the meaning specified in Section 10.19.

“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Consideration” has the meaning specified in the definition of “Permitted Acquisition.”

“Agreement” means this Credit Agreement.

“All-in Yield” means, as to any Indebtedness, the yield thereon as reasonably determined by the Administrative Agent taking into account the interest rate, margin, original issue discount and increases in eurocurrency rate or base rate floor; provided that original issue discount and up-front fees shall be equated to interest rate assuming a 4-year life to maturity and provided, further, that “All-in Yield” shall not include arrangement, underwriting, structuring or similar fees paid to arrangers or fees that are not paid ratably to the market for such Indebtedness.

“Alternative Currency” means each of Canadian Dollars, Euro and Sterling and each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Multicurrency Revolving Credit Commitments and $50,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Multicurrency Revolving Credit Commitments.

“Annual Financial Statements” means (a) the audited consolidated balance sheets of (i) the Borrower and its Subsidiaries as of each of July 31, 2011 and 2010 and (ii) the Acquired Business as of each of June 30, 2011 and 2010 and (b) consolidated statements of operations, Stockholders’ Equity and cash flows of (i) the Borrower and its Subsidiaries for the fiscal years ended July 31, 2011, 2010 and 2009 and (ii) the Acquired Business for the fiscal years ended June 30, 2011, 2010 and 2009.

“Applicable Percentage” means (a) in respect of the Term A Facility, with respect to any Term A Lender at any time, the percentage (carried out to the ninth decimal place) of the Term A Facility represented by (i) on or prior to the Closing Date, such Term A Lender’s Term A Commitment at such time and (ii) thereafter, the principal amount of such Term A Lender’s Term A Loans at such time, (b) in respect of the Multicurrency Revolving Credit Facility, with respect to any Multicurrency Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place), the numerator of which is the Multicurrency Revolving Credit Commitment of such Multicurrency Revolving Credit Lender and the denominator of which is the aggregate amount of the Multicurrency Revolving Credit Commitments and (c) in respect of the US Dollar Revolving Credit Facility, with respect to any US Dollar Revolving Credit Lender at any time, the percentage (carried out to the ninth decimal place), the numerator of which is the US Dollar Revolving Credit Commitment of such US Dollar Revolving Credit Lender and the denominator of which is the aggregate amount of the US Dollar Revolving Credit Commitments. If the commitment of each Revolving Credit Lender to make Revolving Credit Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02, or if the Revolving Credit Commitments have expired, then the Applicable Percentage of each Revolving Credit Lender in respect of the Revolving Credit Facility shall be determined based on the Applicable Percentage of such Revolving Credit Lender in respect of the Revolving Credit Facility most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender in respect of each Facility is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable. The Applicable Percentage of any Lender is subject to adjustment as provided in Section 2.17.

“Applicable Rate” means (a) from the Closing Date to the date not less than six months following the Closing Date on which a Compliance Certificate is delivered pursuant to Section 6.02(a), 1.50% per annum for Base Rate Loans and 2.50% per annum for Eurocurrency Rate Loans and Letter of Credit Fees and (b) thereafter, the applicable percentage per annum set forth below determined by reference to the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent pursuant to Section 6.02(a):

Pricing Level	Consolidated Leverage Ratio	Eurocurrency Rate (Letters of Credit)	Base Rate
1	> 4.00 to 1.00	2.75%	1.75%
2	≤ 4.00 to 1.00 but ≥ 3.00 to 1.00	2.50%	1.50%
3	< 3.00 to 1.00 but ≥ 2.00 to 1.00	2.25%	1.25%
4	< 2.00 to 1.00	2.00%	1.00%

Any increase or decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then, upon the request of the Required Term A Lenders and the Required Revolving Credit Lenders, Pricing Level 1 shall apply in respect of the Term A Facility and the Revolving Credit Facility, as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered (and thereafter the Pricing Level otherwise determined in accordance with this definition shall apply).

Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.10(b).

“Applicable Revolving Credit Percentage” means (a) with respect to any Multicurrency Revolving Credit Lender at any time, such Multicurrency Revolving Credit Lender’s Applicable

Percentage in respect of the Multicurrency Revolving Credit Facility at such time and (b) with respect to any US Dollar Revolving Credit Lender at any time, such US Dollar Revolving Credit Lender’s Applicable Percentage in respect of the US Dollar Revolving Credit Facility at such time.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the L/C Issuer, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lender” means, at any time, (a) with respect to any of the Term A Facility, the Multicurrency Revolving Credit Facility or the US Dollar Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility or holds a Term A Loan, a Multicurrency Revolving Credit Loan or a US Dollar Revolving Credit Loan, respectively, at such time, (b) with respect to the Letter of Credit Sublimit, (i) the L/C Issuer and (ii) if any Letters of Credit have been issued pursuant to Section 2.03(a), the Multicurrency Revolving Credit Lenders and (c) with respect to the Swing Line Sublimit, (i) the Swing Line Lender and (ii) if any Swing Line Loans are outstanding pursuant to Section 2.04(a), the Multicurrency Revolving Credit Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Merrill Lynch (or one or more of its affiliates), Barclays Capital, Rabo Securities, J.P. Morgan, SunTrust, BMO and KeyBank, in their capacity as joint lead arrangers and joint bookrunning managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form approved by the Administrative Agent.

“Assumed Term A Loans” means the Wimble Term A Loans.

“Assumed Term A Rights and Obligations” means all rights and obligations of Wimble as borrower under the Wimble Credit Facility.

“Assumption Effective Date” means the date specified in the Assumption Notice (if any) delivered by the Borrower to the Administrative Agent.

“Assumption Effective Date Deadline” means the fifth Business Day following the 367th day following the Closing Date (or, if such date is not a Business Day, the immediately following Business Day).

“Assumption Notice” means written notice that the Borrower has elected to assume the Assumed Term A Rights and Obligations in accordance with Section 2.18(a), which notice may be delivered no earlier than the 367th day following the Closing Date (or, if such date is not a Business Day, the immediately following Business Day).

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

“Availability Period” means in respect of a Class of the Revolving Credit Facility, the period from and including the Closing Date to the earliest of (i) the Maturity Date, (ii) the date of termination of the Revolving Credit Commitments of such Class pursuant to Section 2.06 and (iii) the date of termination of the commitment of each Revolving Credit Lender of such Class to make Revolving Credit Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Bank of America” means Bank of America, N.A. and its successors.

“Barclays Capital” means Barclays Capital, the investment banking division of Barclays Bank PLC.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (c) the Eurocurrency Rate plus 1.00% . The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Revolving Credit Loan or a Term A Loan that bears interest based on the Base Rate.

“BMO” means BMO Capital Markets Corp.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Notice” has the meaning specified in Section 4.01(a)(iii)(C)(8).

“Borrowing” means a Multicurrency Revolving Credit Borrowing, a US Dollar Revolving Credit Borrowing, a Swing Line Borrowing, or a Term A Borrowing, as the context may require.

“Bridge Credit Agreement” means that certain credit agreement (if any) dated as of the Closing Date, among the Borrower, Bank of America, as administrative agent, and the other lenders party thereto on terms specified in the Commitment Letter and otherwise on terms reasonably satisfactory to the Required Lenders, as the same may be amended, modified, replaced or refinanced.

“Bridge Facility” means the term loan credit facilities under the Bridge Credit Agreement (if any).

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the

Administrative Agent’s Office with respect to Obligations denominated in Dollars is located or the State of New York and:

(a) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Rate Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank Eurocurrency market;

(b) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan, means a TARGET Day;

(c) if such day relates to any interest rate settings as to a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency; and

(d) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a Eurocurrency Rate Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Rate Loan (other than any interest rate settings), means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Dollars” means the lawful currency of Canada.

“CapEx Carryover Amount” has the meaning specified in Section 7.16.

“CapEx/Revenue Ratio” means, with respect to any fiscal year of a entity or business acquired in a Permitted Acquisition, the quotient obtained by dividing (a) the amount of Discretionary Capital Expenditures (determined in accordance with GAAP) made by such acquired entity or business during such fiscal year by (b) the consolidated revenues of such acquired entity or business for such fiscal year (in each case as set forth in the audited financial statements of such acquired entity or business for such fiscal year or, if such audited financial statements are not available, as set forth in the most recent financial statements of such acquired entity or business delivered to the Borrower or any Subsidiary by such acquired entity or business or the seller thereof in connection with the purchase and sale agreement relating to such Permitted Acquisition or otherwise in connection with the Borrower’s or such Subsidiary’s consideration of such Permitted Acquisition (the “Acquired Entity Financial Statements”)).

“Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition or maintenance of any fixed or capital asset, in each case, that are capitalized in accordance with GAAP.

“Capital Lease” means, with respect to any Person, any lease that is required by GAAP to be capitalized on a balance sheet of such Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, L/C Issuer or Swing Line Lender (as applicable) and the

Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the L/C Issuer or Swing Line Lender benefiting from such collateral shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to (a) the Administrative Agent and (b) the L/C Issuer or the Swing Line Lender (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 365 days from the date of acquisition thereof;

(c) commercial paper issued by any Person organized under the laws of any state of the United States of America and maturing no more than 365 days from the time of the acquisition thereof, and having, at the time of acquisition thereof, a rating of A-1 (or the then equivalent grade) or better from S&P or P-1 (or the then equivalent grade) or better from Moody’s; and

(d) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, card services (including services related to credit cards, including purchasing and commercial cards, prepaid cards, including payroll, stored value and gift cards, merchant services processing and debit cards), electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.

“Cash Transfer” means the transfer by Wimble of an amount determined in accordance with the Acquisition Agreement to the Seller in consideration for the Contribution.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any rules or regulations promulgated thereunder.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of the Borrower or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or

(c) a “Change of Control,” “Change in Control” or similar event shall occur under the Senior Notes (if any), the Bridge Facility (if any) or the Wimble Credit Facility (in each case to the extent that the occurrence of such event permits the holders of Indebtedness thereunder to accelerate the maturity thereof or to resell such Notes to Borrower, or requires the Borrower to repay, or offer to repurchase, such Indebtedness).

“Class” (a) when used with respect to Revolving Credit Lenders, refers to whether such Lenders are Multicurrency Revolving Credit Lenders or US Dollar Revolving Credit Lenders, (b) when used with respect to Revolving Credit Commitments, refers to whether such Commitments are Multicurrency Revolving Credit Commitments or US Dollar Revolving Credit Commitments, (c) when used with respect to Revolving Credit Loans or a Revolving Credit Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Multicurrency Revolving Credit Loans or US Dollar Revolving Credit Loans and (d) when used with respect to the Revolving Credit Facility, refers to whether such Facility is the Multicurrency Revolving Credit Facility or US Dollar Revolving Credit Facility.

“Closing Date” means the first date all the conditions precedent referred to in Section 4.01 are satisfied or waived in accordance with Section 10.01, which shall be no later than the Commitment Termination Date.

“Closing Date Funded Indebtedness” has the meaning specified in Section 7.11(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property provided as collateral security under the terms of the Collateral Documents.

“Collateral Agreement” means the amended and restated collateral agreement of even date herewith executed and delivered by the Loan Parties and substantially in the form of Exhibit G, as amended, restated, supplemented or otherwise modified from time to time.

“Collateral Documents” means, collectively, the Collateral Agreement, the Mortgages (if any), the Foreign Security Documents, each of the mortgages, collateral assignments, supplements to all of the foregoing, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.11, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Commitment” means a Term A Commitment, a Multicurrency Revolving Credit Commitment or a US Dollar Revolving Credit Commitment, as the context may require.

“Commitment Fee Rate” means 0.35% per annum.

“Commitment Letter” has the meaning specified in the Fee Letters.

“Committed Loan Notice” means a notice of (a) a Term A Borrowing, (b) a Revolving Credit Borrowing, (c) a conversion of Term A Loans or Revolving Credit Loans from one Type to the other or (d) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Commitment Termination Date” means the earliest to occur of (a) March 1, 2012, (b) the termination of the Acquisition Agreement and (c) the abandonment of the Acquisition by each of the parties thereto.

“Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis, for the most recently completed Measurement Period plus the following, without duplication, to the extent deducted in calculating such Consolidated Net Income: (a) Consolidated Interest Charges, (b) the provision for Federal, state, local and foreign income and franchise taxes payable (calculated net of Federal, state, local and foreign income tax credits) and other taxes, interest and penalties included under GAAP in income tax expense, (c) depreciation and amortization expenses, (d) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period (or any future period) in each case of or by the Borrower and its Subsidiaries for such Measurement Period, (e) non-cash charges or expenses related to stock-based compensation, (f) without limitation to clause (d), cash or non-cash charges in connection with Permitted Acquisitions (other than the Acquisition), not to exceed $10,000,000 in any fiscal year, (g) without limitation to clause (d) and without duplication, cash or non-cash charges (i) incurred prior to the Closing Date in connection with the Acquisition in an amount not to exceed $36,600,000 in the aggregate, (ii) constituting Transaction Costs and (iii) incurred in connection with severance, restructuring and integration costs relating to the Acquisition by the end of the fiscal year ending July 31, 2013 with respect to the personnel, assets and operations of the Acquired Business in an amount not to exceed $50,000,000 in the aggregate and (h) the amount of the purchase price and related transaction costs of any acquisition required to be expensed during such period that would otherwise have been classified as goodwill prior to the implementation of ACS 805; provided that such expense is non-cash. For each of the three fiscal quarters set forth below, Consolidated EBITDA shall be deemed to equal the amount set forth below opposite such fiscal quarter:

Fiscal Quarter	Consolidated EBITDA
January 31, 2011	$106,600,000
April 30, 2011	$86,500,000
July 31, 2011	$112,200,000

; provided that for the fiscal quarter ended October 31, 2011 and the partial fiscal quarter beginning on November 1, 2011, the Consolidated EBITDA of the Borrower shall be determined on a Pro Forma Basis giving effect to the Acquisition. Solely for the purpose of the computations of the Consolidated Leverage Ratio, Senior Secured Leverage Ratio and the Consolidated Fixed Charge Coverage Ratio, if there has occurred a Permitted Acquisition during the relevant period, or, with respect to the Acquisition for the period beginning November 1, 2011 until the Closing Date, Consolidated EBITDA shall be calculated on a Pro Forma Basis (as defined below) pursuant to this definition. For purposes of this definition, “Pro Forma Basis” means, with respect to the preparation of pro forma financial statements for the purpose of the adjustment to Consolidated EBITDA (1) relating to any acquisition other than the Acquisition (except to the extent provided above), and for any other purpose related to any Permitted Acquisition, on the basis that (A) any Indebtedness incurred or assumed in connection with such acquisition or consolidation was incurred or assumed on the first day of the applicable period, (B) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period either at the rate in effect on the date of such acquisition or the applicable rate experienced over the period, and (C) all income and expense associated with the assets or entity acquired in connection with such Permitted Acquisition for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by the Borrower and its Subsidiaries on a pro forma basis for the portion of the applicable period occurring prior to the date such acquisition or consolidation has occurred without giving effect to any cost savings, except such cost savings as would be permitted in a pro forma financial statement prepared in compliance with SEC Regulation S-X and (2) relating to any Disposition of assets, a pro forma adjustment of Consolidated EBITDA, in a manner reasonably acceptable to the

Administrative Agent, to include, as of the first day of any applicable period, such Dispositions, including, without limitation, adjustments reflecting any non-recurring costs and any extraordinary expenses of any such permitted asset dispositions consummated during such period calculated on a basis consistent with GAAP and SEC Regulation S-X of the Securities Exchange Act of 1934, as amended, or as approved by the Administrative Agent.

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA less (ii) the aggregate amount of all Maintenance Capital Expenditures less (iii) the aggregate amount of Federal, state, local and foreign income taxes and other taxes included under GAAP in income tax expense, in each case, of or by the Borrower and its Subsidiaries to (b) the sum of (i) Consolidated Interest Charges, (ii) the aggregate principal amount of all regularly scheduled principal payments or redemptions of Indebtedness and (iii) the aggregate amount of all Restricted Payments made by the Borrower, in each case in clauses (a) and (b) above, for the most recently completed Measurement Period.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder and under the Wimble Credit Facility) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct non-contingent obligations arising in connection with letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) contingent earn-outs, hold-backs and other deferred payment of consideration in Permitted Acquisitions to the extent not fixed and payable), (e) Attributable Indebtedness in respect of Capital Leases and Synthetic Lease Obligations, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, and (g) all Indebtedness of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense under capitalized leases that is treated as interest in accordance with GAAP, in each case, of or by the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the most recently completed Measurement Period.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary non-cash losses for such Measurement Period, (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that (x) the Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the Borrower or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to the Borrower as described in clause (b) of this proviso) and (y) any such loss for such Measurement Period shall be included to the extent funded with cash contributed by a Loan Party.

“Consolidated Senior Secured Debt” means, as of any date of determination, the aggregate principal amount of Consolidated Funded Indebtedness outstanding on such date that is secured by a Lien on any asset or property of any the Borrower or any Subsidiary (including, for the avoidance of doubt, purchase money Indebtedness and Attributable Indebtedness in respect of Capital Leases).

“Consolidated Total Assets” means, as to any Person on any date of determination, the total assets of such Person and its Subsidiaries, determined in accordance with GAAP as shown on the most recent balance sheet of the Borrower delivered pursuant to Section 6.01(a) or (b) on or prior to such date or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Pro Forma Financial Statements.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Contribution” means the transfer by the Seller of the certain assets and liabilities of the Snacks Business to Wimble pursuant to the Separation Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (x) with respect to principal, interest or other fees attributable to a Facility, (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans under such Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate and any Mandatory Cost) otherwise applicable to such Loan plus 2% per annum and (y) with respect to all other Obligations, (i) the Base Rate in respect of the Term A Facility plus (ii) the Applicable Rate applicable to Base Rate Loans under the Term A Facility plus (iii) 2% per annum, in each case to the fullest extent permitted by applicable Laws, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit or Swing Line Loans, within three Business Days of the date required to be funded by it hereunder, unless, with respect to funding obligations in respect of Loans, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notice or public statement relates to such Lenders’ obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

“Discretionary Capital Expenditures” means Capital Expenditures other than Maintenance Capital Expenditures.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including (x) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and (y) any issuance of Equity Interests by any Subsidiary of such Person.

“Dollar” and “$” mean lawful money of the United States.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent or the L/C Issuer, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Domestic Subsidiary” means any Subsidiary other than a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

“Effective Date” means the date this Agreement becomes effective in accordance with Section 4.03.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“EMU Legislation” means the legislative measures of the European Community for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to human health and safety, pollution, the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes and air and water emissions and discharges.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of, or liability under, any Environmental Law, (b) the generation, use, handling, transportation, storage, distribution, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Distribution” means the distribution by the Seller of all of the outstanding equity of Wimble to Seller’s equity holders.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the

Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“Euro” and “EUR” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency Rate” means:

(a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii), if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for deposits in the relevant currency being delivered in the London or other offshore interbank market for such currency for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the date of determination in Same Day Funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London or other offshore interbank market for such currency at their request at the date and time of determination.

“Eurocurrency Rate Loan” means a Revolving Credit Loan or a Term A Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Evidence of Flood Insurance” has the meaning specified in Section 4.01(a)(iii)(C)(8).

“Exchange Loans” has the meaning ascribed to “Exchange Loans” in the Bridge Credit Agreement (if any).

“Exchange Notes” has the meaning ascribed to “Exchange Notes” in the Bridge Credit Agreement (if any).

“Excluded Issuance” means the issuance by the Borrower of its common Equity Interests (a) pursuant to employee equity compensation and incentive programs (including the exercise of options granted thereunder), (b) in connection with a Permitted Acquisition (other than the Acquisition), and (c) occurring upon consummation of the Acquisition in accordance with the Acquisition Agreement.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or the L/C Issuer (a) Taxes imposed on or measured by overall net income (however denominated), franchise Taxes (in lieu of net income Taxes), and branch profits Taxes in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) that are Other Connection Taxes, (b) any backup withholding tax that is required by the Code to be withheld from amounts payable to a Lender that has failed to comply with clause (A) of Section 3.01(e)(ii), and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding Tax that (i) is required to be imposed on amounts payable to such Foreign Lender pursuant to the Laws in force at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or (ii) is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with clause (B) of Section 3.01(e)(ii), except that in the case of a Foreign Lender that designates a new Lending Office or becomes a Party to this Agreement pursuant to an assignment, withholding Taxes shall not be Excluded Taxes to the extent that such Taxes were not Excluded Taxes with respect to such Foreign Lender or its assignor, as the case may be, immediately before such designation of a new Lending Office or assignment; provided that for purposes of clause (c) above, FATCA shall be deemed to be in force as of the date of this Agreement.

“Existing Credit Facilities” means the credit facilities evidenced by the Credit Agreement dated as of February 25, 2010 (as amended, restated, supplemented or otherwise modified), by and among the Borrower, the Lenders party thereto and Bank of America, as Administrative Agent.

“Existing Letters of Credit” means the collective reference to the existing letters of credit identified on Schedule 1.01B.

“Extraordinary Receipt” means any cash received by or paid to any Person as a result of proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings) and condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not include cash receipts from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds or awards (a) in respect of loss or damage to equipment, fixed assets or real property are applied (or in respect of which expenditures were previously incurred) to replace or repair the equipment, fixed assets or real property in respect of which such proceeds were received in accordance with the terms of Section 2.05(b)(v) or (b) are received by any Person in respect of any third party claim against, or liability of, such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim or liability and the costs and expenses of such Person with respect thereto.

“Facility” means the Term A Facility, the Revolving Credit Facility, the Multicurrency Revolving Credit Facility or the US Dollar Revolving Credit Facility, as the context may require.

“Farm Credit System Institution” has the meaning specified in Section 10.06(d).

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, (i) the letter agreement, dated May 9, 2011, among the Borrower, Bank of America, Merrill Lynch, Barclays Bank PLC, Coöperatieve Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland”, New York Branch, Rabo Securities, JPMorgan Chase Bank, N.A., J.P. Morgan, SunTrust Bank, SunTrust, Bank of Montreal and KeyBank and (ii) the letter agreement, dated May 9, 2011, among the Borrower, Bank of America and Merrill Lynch.

“Flood Determination Form” has the meaning specified in Section 4.01(a)(iii)(C)(8).

“Flood Documents” has the meaning specified in Section 4.01(a)(iii)(C)(8).

“Flood Laws” means the National Flood Insurance Reform Act of 1994 and related legislation (including the regulations of the Board of Governors of the Federal Reserve System).

“Foreign Security Documents” means the collective reference to the security agreements, debentures, pledge agreements, charges, and other similar documents and agreements pursuant to which any Loan Party purports to pledge or grant a security interest in any property or assets located outside the United States securing the Obligations, each as may be amended, restated, supplemented or otherwise modified from time to time, including but not limited to an English law share pledge dated on or about the Closing Date.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including the National Association of Insurance Commissioners and any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets or Permitted Acquisitions permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, each existing and future direct or indirect Material Domestic Subsidiary of the Borrower.

“Guaranty” means the amended and restated guaranty agreement dated of even date herewith executed and delivered by the Guarantors substantially in the form of Exhibit F, as may be amended, restated, supplemented, joined or otherwise modified from time to time.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum, its derivatives or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated under or defined in any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract required or permitted under Article 6 or 7, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

“Immaterial Domestic Subsidiary” means each Domestic Subsidiary identified on Schedule 5.13(b) as modified from time to time by the Borrower; provided that (x) such Subsidiary (i) has, together with its Subsidiaries, consolidated assets representing less than two and one-half percent (2.5%) of the Consolidated Total Assets of the Borrower and its Domestic Subsidiaries, (ii) has, together with its Subsidiaries, consolidated revenues representing less than two and one-half percent (2.5%) of the consolidated revenues of the Borrower and its Domestic Subsidiaries and (iii) together with all other Immaterial Domestic Subsidiaries and all Immaterial Foreign Subsidiaries, (a) generates less than ten percent (10.0%) of the Consolidated EBITDA of the Borrower and its Subsidiaries and (b) owns less than an aggregate of ten percent (10.0%) of the Consolidated Total Assets of the Borrower and its Subsidiaries and (y) no Domestic Subsidiary may be an Immaterial Domestic Subsidiary if such Domestic Subsidiary guarantees the obligations under the Wimble Credit Facility, the Senior Notes (if any) or the Bridge Facility (if any). For the avoidance of doubt, Wimble shall not be an Immaterial Domestic Subsidiary.

“Immaterial Foreign Subsidiary” means each Foreign Subsidiary identified on Schedule 5.13(b) as modified from time to time by the Borrower; provided that (x) such Subsidiary (i) has, together with its Subsidiaries, consolidated assets representing less than five percent (5.0%) of the Consolidated Total Assets of the Borrower and its Subsidiaries, (ii) has, together with its Subsidiaries, consolidated revenues representing less than five percent (5.0%) of the consolidated revenues of the Borrower and its Subsidiaries and (iii) together with all other Immaterial Foreign Subsidiaries and all Immaterial Domestic Subsidiaries, (a) generates less than ten percent (10.0%) of the Consolidated EBITDA of the Borrower and its Subsidiaries and (b) owns less than an aggregate of ten percent (10.0%) of the Consolidated Total Assets of the Borrower and its Subsidiaries and (y) no Foreign Subsidiary may be an Immaterial Foreign Subsidiary if the Equity Interests of such Foreign Subsidiary are pledged pursuant to foreign security documents to secure the obligations under the Wimble Credit Facility, the Senior Notes (if any) or the Bridge Facility (if any).

“Incremental Term Facility” has the meaning specified in Section 2.15(a).

“Incremental Term Facility Effective Date” has the meaning specified in Section 2.15(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not past due for more than 60 days after the date on which such trade account is payable (unless being contested in good faith and by appropriate proceedings) and (ii) earn-outs, hold-backs and other deferred payment of consideration in Permitted Acquisitions to the extent not required to be reflected as liabilities on the balance sheet of the Borrower and its Subsidiaries in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Leases and Synthetic Lease Obligations;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Installment Payment Date” has the meaning specified in Section 2.07(a).

“Initial Financial Projections” means the consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries in the most recent form provided to the Administrative Agent by Borrower prior to the date hereof.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, service marks, trade dress, logos, domain names, patents, trade secrets, know-how, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each January, April, July and October and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one week, or one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii) no Interest Period shall extend beyond the Maturity Date of the Facility under which such Loan was made.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.18.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“J.P. Morgan” means J.P. Morgan Securities LLC.

“Jackson Facility” means the facility located at 1306 Highway 70 Bypass, Jackson, Tennessee 38301.

“Junior Indebtedness” has the meaning specified in Section 7.14.

“KeyBank” means KeyBank National Association.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Multicurrency Revolving Credit Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Revolving Credit Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Multicurrency Revolving Credit Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means with respect to the Existing Letters of Credit and Letters of Credit issued hereunder on or after the Closing Date, Bank of America in its capacity as issuer thereof, or any successor issuer of Letters of Credit hereunder.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any standby letter of credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect for the Revolving Credit Facility (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Fee” has the meaning specified in Section 2.03(h).

“Letter of Credit Sublimit” means an amount equal to $100,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Multicurrency Revolving Credit Facility.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article 2 in the form of a Term A Loan, a Revolving Credit Loan or a Swing Line Loan.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letters, the Collateral Documents, the Guaranty and each agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor (as applicable).

“Maintenance Capital Expenditures” means, with respect to any Person for any period, all Capital Expenditures made during such period for the purpose of maintaining or replacing an existing capital asset.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01A.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $5,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.

“Material Domestic Subsidiary” means any Domestic Subsidiary that is not an Immaterial Domestic Subsidiary.

“Material Foreign Subsidiary” means any Foreign Subsidiary that is not an Immaterial Foreign Subsidiary.

“Maturity Date” means with respect to each Facility, [    ], 20161; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Consolidated Leverage Ratio” has the meaning specified in Section 7.11(a).

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of the Borrower or, if fewer than four consecutive fiscal quarters of the Borrower have been completed since the Closing Date, the fiscal quarters of the Borrower that have been completed since the Closing Date; provided that: (a) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant (other than Consolidated EBITDA) for the fiscal

[1]	[Insert the date that is 5 years following the closing date under the Wimble Credit Facility.]

quarter ended January 31, 2012, such amount for the Measurement Period then ended shall equal such item for such fiscal quarter multiplied by four; (b) for purposes determining an amount of any item included in the calculation of a financial ratio or financial covenant (other than Consolidated EBITDA) for the fiscal quarter ended April 30, 2012, such amount for the Measurement Period then ended shall equal such item for the two fiscal quarters then ended multiplied by two; and (c) for purposes of determining an amount of any item included in the calculation of a financial ratio or financial covenant (other than Consolidated EBITDA) for the fiscal quarter ended July 31, 2012, such amount for the Measurement Period then ended shall equal such item for the three fiscal quarters then ended multiplied by 4/3. Consolidated EBITDA for periods ending prior to the Closing Date shall equal the amounts set forth in the table included in (or shall otherwise be calculated in accordance with) the definition thereof.

“Merger Sub” has the meaning specified in the introductory paragraph hereto.

“Merrill Lynch” means Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

“Minor Acquisition” means any investment by the Borrower or any Guarantor in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person; provided that the total cash and non-cash consideration for such acquisition shall not exceed $10,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage Policy” has the meaning specified in Section 4.01(a)(iii)(C)(2).

“Mortgaged Property” means a real property which becomes subject to a Mortgage pursuant to Section 4.01 or Section 6.11.

“Mortgages” has the meaning specified in Section 4.01(a)(iii)(C).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multicurrency Revolving Credit Borrowing” means a borrowing consisting of one or more simultaneous Multicurrency Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made pursuant to Section 2.01(b).

“Multicurrency Revolving Credit Commitment” means, as to each Multicurrency Revolving Credit Lender, its obligation to (a) make Multicurrency Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the Dollar Equivalent of the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Multicurrency Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Multicurrency Revolving Credit Facility” means, at any time, the aggregate amount of the Multicurrency Revolving Credit Lenders’ Multicurrency Revolving Credit Commitments at such time.

“Multicurrency Revolving Credit Lender” means, at any time, any Lender that has a Multicurrency Revolving Credit Commitment at such time.

“Multicurrency Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Multicurrency Revolving Credit Note” means a promissory note made by the Borrower in favor of a Multicurrency Revolving Credit Lender evidencing Multicurrency Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Multicurrency Revolving Credit Lender, substantially in the form of Exhibit C-2.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by the Borrower or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of the Borrower or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents or under the Wimble Credit Facility), (B) the out-of-pocket expenses incurred (or reasonably expected to be incurred) by the Borrower or such Subsidiary in connection with such transaction and (C) taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction, including any taxes payable as a result of any gain recognized in connection therewith (the “cash proceeds”); provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall be a reduction of the Taxes previously taken into account under subclause (C) for purposes of redetermining Net Cash Proceeds; provided, further,, that if (x) a Responsible Officer of the Borrower shall deliver a certificate to the Administrative Agent prior to the date on which a prepayment of the cash proceeds is required to be made with respect to any Disposition or Extraordinary Receipt hereunder setting forth that the Borrower intends to reinvest such cash proceeds in assets useful in the business of the Borrower and its Subsidiaries within 365 days of receipt of such cash proceeds and (y) at the time of delivery of such certificate and at the time of the proposed reinvestment of such cash proceeds no Default shall have occurred and be continuing, such cash proceeds shall not constitute Net Cash Proceeds except to the extent not so reinvested by the end of such 365-day period;

(b) with respect to the sale or issuance of any Equity Interest by the Borrower or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by the Borrower or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii)(x) the underwriting discounts and commissions, and other out-of-pocket expenses, incurred by the Borrower or such Subsidiary in connection therewith plus (y) with respect to the sale or issuance of Equity Interests, the principal amount of the Bridge Facility (if any) prepaid with the proceeds thereof.

“NFIP” has the meaning specified in Section 4.01(a)(iii)(C)(8).

“Note” means a Term A Note, a Multicurrency Revolving Credit Note or a US Dollar Revolving Credit Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” has the meaning specified in Section 5.22.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to the Administrative Agent, any Lender or the L/C Issuer, Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising solely from one or more of the following: such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, recording, filing, mortgage or mortgage recording Taxes, any other excise or property Taxes, or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, or enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means (a) with respect to Term A Loans, Multicurrency Revolving Credit Loans, US Dollar Revolving Credit Loans and Swing Line Loans on any date, the Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Term A Loans, Multicurrency Revolving Credit Loans, US Dollar Revolving Credit Loans and Swing Line Loans, as the case may be, occurring on such date and (b) with respect to any L/C Obligations on any date, the Dollar Equivalent of the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Participant” has the meaning specified in Section 10.06(d).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Sections 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including, but not limited to, Multiple Employer Plans, Multiemployer Plans, defined benefit plans or defined contribution plans) that is maintained or is contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code

“Permitted Acquisition” means any investment by the Borrower or any Guarantor in the form of acquisitions of all or substantially all of the business or a line of business or a separate operation (whether by the acquisition of capital stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements:

(a) the Administrative Agent and the Lenders (or only the Administrative Agent with respect to any Minor Acquisition) shall receive written notice of such acquisition not less than twenty (20) days prior to closing (or not less than five (5) Business Days prior to closing with respect to any Minor Acquisition) together (except in the case of Minor Acquisitions) with a reasonable summary description of the relevant acquisition, pro forma projections and financial statements;

(b) the acquired entity, assets or operations shall be in a substantially similar line of business as the Borrower and its subsidiaries, or a line of business reasonably related thereto;

(c) the board of directors of the acquired company shall have approved the acquisition prior to closing (except in the case of an acquisition of a Subsidiary of an entity, or of assets of an entity);

(d) the total cash and non-cash consideration (including the fair market value of all Equity Interests issued or transferred to the sellers thereof, and all earnouts and other contingent payment obligations to the sellers thereof, and all assumptions of Indebtedness in connection therewith) for such acquisition (or series of related acquisitions) together with the total cash and non-cash consideration for all prior Permitted Acquisitions but net of consideration received by the Borrower or its Subsidiaries in connection with Dispositions pursuant to Section 7.05(i) with respect to any such Permitted Acquisition (collectively, the “Aggregate Consideration”), shall not exceed $200,000,000, unless (i) the Senior Secured Leverage Ratio determined on a pro forma basis after giving effect to such acquisition is less than 3.0:1.0 and (ii) the Consolidated Leverage Ratio determined on a pro forma basis after giving effect to such acquisition is less than 4.0:1.0;

(e) the aggregate amount of Investments made by Loan Parties in Persons that do not become Loan Parties shall not exceed the greater of (i) $200,000,000 and (ii) 5% of Consolidated Total Assets of the Borrower and its Subsidiaries;

(f) there shall be at least $150,000,000 of availability under the Revolving Credit Facility after making such acquisition;

(g) the Borrower shall deliver to the Administrative Agent and the Lenders, at least five (5) Business Days prior to closing, a certificate of a Responsible Officer evidencing pro forma compliance with the financial covenants set forth in Section 7.11 (both before and after giving effect to the proposed acquisition) and certifying compliance with the other requirements of this definition; and

(h) no Default or Event of Default shall have occurred and be continuing as of the closing date of the proposed acquisition.

“Permitted Capital Expenditure Amount” has the meaning set forth in Section 7.16.

“Permitted Liens” means those Liens permitted pursuant to Section 7.01.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (c) at the time thereof, no Default or Event of Default shall have occurred and be continuing, (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (e) if such Indebtedness being modified, refinanced, refunded, renewed or extended is secured, the terms and conditions relating to collateral of any such modified, refinanced, refunded, renewed or extended indebtedness, taken as a whole, are not materially less favorable to the Loan Parties or the Lenders than the terms and conditions with respect to the collateral for the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole (and the Liens on any collateral securing any such modified, refinanced, refunded, renewed or extended Indebtedness shall have the same (or lesser) priority relative to the Liens on the collateral securing the Obligations), (f) the terms and conditions (excluding as to collateral, subordination, interest rate and redemption premium) of any such modified, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, shall not be materially less favorable to the Loan Parties than the Indebtedness being modified, refinanced, refunded, renewed or extended, taken as a whole and (g) such modification, refinancing, refunding, renewal or extension is incurred by one or more Persons who is an obligor of the Indebtedness being modified, refinanced, refunded, renewed or extended. For the avoidance of doubt, a Permitted Refinancing of the Bridge Facility (if any) shall include the refinancing thereof with Exchange Notes or Exchange Loans.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Borrower or any ERISA Affiliate or any such Plan to which the Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning specified in Section 6.02.

“Pledged Equity” means the Certificated Securities, Partnership/LLC Interests evidenced by a certificate, negotiable Documents, Instruments and Tangible Chattel Paper (each as defined in the Collateral Agreement) required to be delivered by the Loan Parties pursuant to Section 4.5 of the Collateral Agreement.

“Pro Forma Financial Statements” has the meaning specified in Section 5.05(d).

“Pro Rata Obligations” means the Loans (including, from the Assumption Effective Date, the Assumed Term A Loans), the Letters of Credit and, prior to the Assumption Effective Date, the Wimble Term A Loans.

“Public Lender” has the meaning specified in Section 6.02.

“Quarterly Financial Statements” means the unaudited consolidated balance sheets of (i) the Borrower and its Subsidiaries and (ii) the Acquired Business and, in each case, the related statements of income, Stockholders’ Equity and cash flows for each fiscal quarter subsequent to the most recent respective Annual Financial Statement of such Person ended at least 45 days prior to the Closing Date.

“Rabo Securities” means Rabo Securities USA, Inc.

“Reduction Amount” has the meaning specified in Section 2.05(b)(viii).

“Refinancing” means the payment of all interest and fees related to, the termination of the commitments under, and the termination and release of the guarantees of, or security with respect to the Existing Credit Facilities.

“Register” has the meaning specified in Section 10.06(c).

“Related Agreements” means the Separation Agreement and each of the exhibits thereto.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term A Loans or Revolving Credit Loans, a Committed Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Closing Date Collateral” has the meaning specified in Section 4.01(a)(iii) .

“Required Facility Lenders” means, with respect to any Facility as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings under such Facility (with the aggregate amount of each Multicurrency Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Multicurrency Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Commitments under such Facility; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Facility Lenders.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the sum of the (a) Total Outstandings (with the aggregate amount of each Multicurrency Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Multicurrency Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Credit Lenders” means, as of any date of determination, Revolving Credit Lenders holding more than 50% of the sum of the (a) Total Revolving Credit Outstandings (with the aggregate amount of each Multicurrency Revolving Credit Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Multicurrency Revolving Credit Lender for purposes of this definition) and (b) aggregate unused Revolving Credit Commitments; provided that the unused Revolving Credit Commitment of, and the portion of the Total Revolving Credit Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Credit Lenders.

“Required Term A Lenders” means, as of any date of determination, Term A Lenders holding more than 50% of the Term A Facility on such date; provided that the portion of the Term A Facility held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Term A Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent or any thereof) or any option, warrant or other right to acquire any such dividend or other distribution or payment.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (ii) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.02 and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as the Administrative Agent or the L/C Issuer shall determine or the Required Lenders shall require.

“Revolving Credit Borrowing” means a Multicurrency Revolving Credit Borrowing or a US Dollar Revolving Credit Borrowing, as the context may require.

“Revolving Credit Commitment” means a Multicurrency Revolving Credit Commitment or a US Dollar Revolving Credit Commitment, as the context may require.

“Revolving Credit Facility” means, collectively, the Multicurrency Revolving Credit Facility and the US Dollar Revolving Credit Facility.

“Revolving Credit Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Increase Effective Date” has the meaning specified in Section 2.14(d).

“Revolving Credit Lender” means a Multicurrency Revolving Credit Lender or a US Dollar Revolving Credit Lender, as the context may require.

“Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be reasonably determined by the Administrative Agent or the L/C Issuer, as the case may be, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Seller” means The Procter & Gamble Company, an Ohio corporation.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.

“Secured Hedge Agreement” means any interest rate Swap Contract or foreign exchange and currency Swap Contract permitted under or required by this Agreement that is entered into by and between a Loan Party and any Hedge Bank.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the L/C Issuer, the Hedge Banks, the Cash Management Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Senior Notes” means the notes outstanding under an indenture dated on or about the Closing Date between the Borrower, as issuer, and the trustee thereunder on terms specified in the Commitment Letter and otherwise on terms reasonably satisfactory to the Required Lenders.

“Senior Secured Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Senior Secured Debt as of the last day of such Measurement Period to (b) Consolidated EBITDA for such Measurement Period, in each case for the Borrower and its Subsidiaries.

“Separation Agreement” means the Separation Agreement dated as of April 5, 2011 by and among the Seller, Wimble and the Borrower (including all schedules and exhibits thereto).

“Snacks Business” has the meaning assigned to such term in Section VIII of the Separation Agreement.

“Snacks Business MAE” means any circumstance, change, development, condition or event that, individually or in the aggregate, has a material adverse effect on the business, financial condition or results of operations of the Snacks Business taken as a whole over a period of more than two full fiscal years beginning with the fiscal year commencing July 1, 2010; provided, however, that any such effect resulting or arising from or relating to any of the following matters will not be considered when determining whether a Snacks Business MAE has occurred or would reasonably be expected to occur: (i) any conditions in the industry in which the Snacks Business competes in general; (ii) any conditions in the United States general economy or the general economy in other geographic areas in which the Snacks Business operates; (iii) political conditions, including acts of war (whether or not declared), armed hostilities and terrorism, or developments or changes therein; (iv) any conditions resulting from natural disasters; (v) compliance by Seller and Wimble with their covenants in the Acquisition Agreement; (vi) the failure of the financial or operating performance of the Snacks Business to meet internal forecasts or budgets for any period prior to, on or after April 5, 2011 (but the underlying reason for the failure to meet such forecasts or budgets may be considered); (vii) any action taken or omitted to be taken by or at the request or with the consent of the Borrower; (viii) effects or conditions resulting from the announcement of the Acquisition Agreement or the transactions contemplated thereby, including any employee departures; (ix) any deterioration in the business, financial condition or results of operations of the Snacks Business that occurs subsequent to April 5, 2011 and prior to the Closing Date and does not (A) arise out of any breach of the Acquisition Agreement or the Separation Agreement by Seller or Wimble, or (B) arise out of any extraordinary event of a nature described in clauses (iii) or (iv) (and in which case, such extraordinary event will be considered to the extent that it disproportionately affects the Snacks Business as compared to similarly situated businesses operating in the potato crisp business in the United States and other geographic areas in which the Snacks Business operates), or (C) arise out of a product recall required under applicable laws relating to human health and food safety of the products manufactured and/or distributed by, or on behalf of, the Snacks Business or out of a product tampering event that involves tampering with the products manufactured and/or distributed by, or on behalf of, the Snacks Business (and in which case, such recall or product tampering event will be considered to the extent that it disproportionately affects the Snacks Business as compared to similarly situated businesses operating in the potato crisp business in the United States and other geographic areas in which the Snacks Business operates); or (x) changes in laws or accounting principles; provided, further, that with respect to clauses (i), (ii), (iii), (iv) or (x), such matter will be considered to the extent that it disproportionately affects the Snacks Business as compared to similarly situated businesses operating in the potato crisp business in the United States and other geographic areas in which the Snacks Business operates.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Notice Currency” means at any time an Alternative Currency, other than the currency of a country that is a member of the Organization for Economic Cooperation and Development at such time located in North America or Europe.

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the L/C Issuer, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or the L/C Issuer may obtain such spot rate from another financial institution designated by the Administrative Agent or the L/C Issuer if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided, further, that the L/C Issuer may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“Stockholders’ Equity” means, as of any date of determination, consolidated stockholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“SunTrust” means SunTrust Robinson Humphrey, Inc.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other similar master agreement relating to a transaction described in clause (a) (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s)

determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning specified in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $50,000,000 and (b) the Multicurrency Revolving Credit Facility. The Swing Line Sublimit is part of, and not in addition to, the Multicurrency Revolving Credit Facility.

“Syndication Agents” means Barclays Capital, Rabo Securities, J.P. Morgan, SunTrust Bank, BMO and KeyBank, in their capacity as co-syndication agents.

“Synthetic Lease Obligation” means the monetary obligation of a Person under an agreement for the use or possession of property (including sale and leaseback transactions) creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euros.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term A Borrowing” means a borrowing consisting of one or more simultaneous Term A Loans of the same Type under the Term A Facility and, in the case of Eurocurrency Rate Loans, having the same Interest Period made pursuant to Section 2.01(a).

“Term A Commitment” means, as to each Term A Lender, its obligation to make Term A Loans to the Borrower pursuant to Section 2.01(a) in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Term A Lender’s name on Schedule 2.01 (as such Schedule may be amended by the Administrative Agent on or prior to the Closing Date pursuant to the last sentence of Section 10.01) under the caption “Term A Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Term A Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Term A Facility” means, at any time, (a) on or prior to the Closing Date, the aggregate amount of the Term A Commitments at such time and (b) thereafter, the aggregate principal amount of the Term A Loans of all Term A Lenders outstanding at such time.

“Term A Lender” means (a) at any time on or prior to the Closing Date, any Lender that has a Term A Commitment at such time and (b) at any time after the Closing Date, any Lender that holds Term A Loans at such time.

“Term A Loan” means an advance made by any Term A Lender under the Term A Facility including, from the Assumption Effective Date, the Assumed Term A Loans.

“Term A Note” means a promissory note made by the Borrower in favor of a Term A Lender evidencing Term A Loans made by such Term A Lender, substantially in the form of Exhibit C-1.

“Threshold Amount” means $30,000,000.

“Ticking Fee Payment Date” has the meaning specified in Section 2.09(c).

“Ticking Fee Percentage” means (a) from and including the Effective Date to but excluding January 1, 2012, 0.25% and (b) from and after January 1, 2012, 0.50%.

“Total Multicurrency Revolving Credit Outstandings” means the aggregate Outstanding Amount of all Multicurrency Revolving Credit Loans, Swing Line Loans and L/C Obligations.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Total Revolving Credit Outstandings” means, collectively, the Total Multicurrency Revolving Credit Outstandings and the Total US Dollar Revolving Credit Outstandings.

“Total US Dollar Revolving Credit Outstandings” means the aggregate Outstanding Amount of all US Dollar Revolving Credit Loans.

“Transaction” means, collectively, (a) the consummation of the Acquisition (including, without limitation, the Contribution and the Cash Transfer), (b) the entering into by the Borrower and its Subsidiaries of the Loan Documents to which they are or are intended to be a party, (c) the repayment of the outstanding Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Facilities, the termination of all commitments thereunder and the termination and release of all guarantees or security interests with respect thereto, (d) issuance of Senior Notes (if any) and/or borrowing under the Bridge Facility (if any) and (e) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Transaction Costs” means fees and expenses in connection with the Transaction, and not included in subclauses (g)(i) and (g)(iii) of the definition of Consolidated EBITDA, in an amount not to exceed $109,800,000 in the aggregate.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any

Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” mean the United States of America.

“US Dollar Revolving Credit Borrowing” means a borrowing consisting of one or more simultaneous US Dollar Revolving Credit Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made pursuant to Section 2.01(b) .

“US Dollar Revolving Credit Commitment” means, as to each US Dollar Revolving Credit Lender, its obligation to make US Dollar Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “US Dollar Revolving Credit Commitment” or opposite such caption in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“US Dollar Revolving Credit Facility” means, at any time, the aggregate amount of the US Dollar Revolving Credit Lenders’ US Dollar Revolving Credit Commitments at such time.

“US Dollar Revolving Credit Lender” means, at any time, any Lender that has a US Dollar Revolving Credit Commitment at such time.

“US Dollar Revolving Credit Loan” has the meaning specified in Section 2.01(b).

“US Dollar Revolving Credit Note” means a promissory note made by the Borrower in favor of a US Dollar Revolving Credit Lender evidencing US Dollar Revolving Credit Loans made by such US Dollar Revolving Credit Lender, substantially in the form of Exhibit C-3.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Unreimbursed Amount” has the meaning specified in Section 2.03(c)(i).

“Voting Participant” has the meaning specified in Section 10.06(d).

“Voting Participant Notification” has the meaning specified in Section 10.06(d).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment by (ii) the then outstanding principal amount of such Indebtedness; provided that for purposes of determining the Weighted Average Life to Maturity of any Incremental Term Facility or any Indebtedness that is being modified, refinanced, refunded, renewed, replaced or extended (the “Applicable Indebtedness”), the effect of any prepayments made on such Applicable Indebtedness prior to the date of the applicable modification, refinancing, refunding, renewal, replacement or extension shall be disregarded.

“Wimble” means The Wimble Company, a Delaware corporation.

“Wimble Term A Facility” means the “Term A Facility” under the Wimble Credit Facility.

“Wimble Credit Facility” means the Amended and Restated Credit Agreement dated as of the Closing Date by and among Merger Sub (successor by merger to Wimble), as borrower, the Borrower, the lenders party thereto and Bank of America, as administrative agent.

“Wimble Master Assignment and Assumption” means the Master Assignment and Assumption dated as of the Effective Date among Bank of America, N.A., as assignor, the assignees party thereto and Merger Sub relating to the Wimble Credit Facility.

“Wimble Term A Commitment” means, with respect to a Wimble Term A Lender, the “Amount of Term A Loans” of such Wimble Term A Lender set forth on Annex 3 to the Wimble Master Assignment and Assumption.

“Wimble Term A Lenders” means the “Term A Lenders” under the Wimble Credit Facility.

“Wimble Term A Loans” means the “Term A Loans” under the Wimble Credit Facility.

Section 1.02. Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

Section 1.03. Accounting Terms. (a) Generally. Subject to Section 1.03(b), all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Annual Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

Section 1.04. Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Pacific time (daylight or standard, as applicable).

Section 1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 1.07. Currency Equivalents Generally; Change of Currency. For purposes of this Agreement and the other Loan Documents (other than Articles 2, 9 and 10 hereof), where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, such amounts shall be deemed to refer to Dollars or Dollar Equivalents and any requisite currency translation shall be based on the Spot Rate in effect on the Business Day immediately preceding the date of such transaction or determination. Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.01, 7.02 and 7.03 with respect to any amount of Liens, Indebtedness or Investment in currencies other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Lien is created, Indebtedness is incurred or Investment is made. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

Section 1.08. Additional Alternative Currencies.

(a) The Borrower may from time to time request that Eurocurrency Rate Loans be made and/or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurocurrency Rate Loans, such request shall be subject to the approval of the Administrative Agent and the Multicurrency Revolving Credit Lenders; and in the case of any such request with respect to the issuance of Letters of Credit, such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Credit Extension (or such earlier time or date as may be agreed by the Administrative Agent or, in the case of any such request pertaining to Letters of Credit, the L/C Issuer, in its or their sole discretion). In the case of any such request pertaining to Eurocurrency Rate Loans, the Administrative Agent shall promptly notify each Multicurrency Revolving Credit Lender thereof; and in the case of any such request pertaining to Letters of Credit, the Administrative Agent shall promptly notify the L/C Issuer thereof. Each Multicurrency Revolving Credit Lender (in the case of any such request pertaining to Eurocurrency Rate Loans) or the L/C Issuer (in the case of a request pertaining to Letters of Credit) shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurocurrency Rate Loans or the issuance of Letters of Credit, as the case may be, in such requested currency.

(c) Any failure by a Multicurrency Revolving Credit Lender or the L/C Issuer, as the case may be, to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Multicurrency Revolving Credit Lender or the L/C Issuer, as the case may be, to permit Eurocurrency Rate Loans to be made or Letters of Credit to be issued in such requested currency. If the Administrative Agent and all the Multicurrency Revolving Credit Lenders consent to making Eurocurrency Rate Loans in such requested currency, the Administrative Agent shall promptly so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Multicurrency Revolving Credit Borrowings of Eurocurrency Rate Loans; and if the Administrative Agent and the L/C Issuer consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

ARTICLE 2

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01. The Loans. (a) The Term A Borrowing. Subject to the terms and conditions set forth herein, each Term A Lender severally agrees to make a single loan to the Borrower on the Closing Date in an amount not to exceed such Term A Lender’s Term A Commitment. The Term A Borrowing shall consist of Term A Loans made simultaneously by the Term A Lenders in accordance with their respective Applicable Percentage of the Term A Facility. Amounts borrowed under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term A Loans shall be denominated in Dollars and may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b) The Revolving Credit Borrowings. Subject to the terms and conditions set forth herein, (i) each Multicurrency Revolving Credit Lender severally agrees to make loans (each such loan, a “Multicurrency Revolving Credit Loan”) to the Borrower from time to time in Dollars or in one or more Alternative Currencies from time to time, on any Business Day during the Availability Period for the Multicurrency Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment and (ii) each US Dollar Revolving Credit Lender severally agrees to make loans (each such loan, a “US Dollar Revolving Credit Loan” and, together with the Multicurrency Revolving Credit Loans, the “Revolving Credit Loans”) to the Borrower in Dollars from time to time, on any Business Day during the Availability Period for the US Dollar Revolving Credit Facility, in an aggregate amount not to exceed at any time outstanding the amount of such US Dollar Revolving Credit Lender’s US Dollar Revolving Credit Commitment; provided, however, that after giving effect to any Revolving Credit Borrowing, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (ii) the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans of any Multicurrency Revolving Credit Lender, plus such Multicurrency Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Multicurrency Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment, (iii) the aggregate Outstanding Amount of the US Dollar Revolving Credit Loans of any US Dollar Revolving Credit Lender shall not exceed such US Dollar Revolving Credit Lender’s US Dollar Revolving Credit Commitment and (iv) the Total Revolving Credit Outstandings denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Within the limits of each Revolving Credit Lender’s Revolving Credit Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01(b), prepay under Section 2.05, and reborrow under this Section 2.01(b) . Revolving Credit Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(c) The Assumed Term A Loans. On the Assumption Effective Date, subject to the terms and conditions set forth herein, the Borrower shall assume the Assumed Term A Loans in accordance with Section 2.18. Amounts assumed under this Section 2.01(c) and repaid or prepaid may not be reborrowed.

Section 2.02. Borrowings, Conversions and Continuations of Loans. (a) Each Term A Loan Borrowing, each Revolving Credit Borrowing, each conversion of Term A Loans or Revolving Credit Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone, “pdf” or similar electronic format. Each such notice must be received by the Administrative Agent not later than (i) 11:00 a.m. three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars or of any conversion of Eurocurrency Rate Loans denominated in Dollars to Base Rate Loans, (ii) 11:00 a.m. four Business Days (or five Business Days in the case of a Special Notice Currency) prior to the requested date of any Revolving Credit Borrowing or continuation of Revolving Credit Loans that are Eurocurrency Rate Loans denominated in Alternative Currencies and (iii) 10:00 a.m. on the requested date of any Borrowing of Base Rate Loans. To the extent Borrower provides telephonic notice, each such telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $250,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof. Each Committed Loan

Notice (whether telephonic or written) shall specify (1) whether the Borrower is requesting a Term A Borrowing, a Revolving Credit Borrowing, a conversion of Term A Loans or Revolving Credit Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (2) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (3) the principal amount of Loans to be borrowed, converted or continued, (4) the Type of Loans to be borrowed or to which existing Term A Loans or Revolving Credit Loans are to be converted, (5) if applicable, the duration of the applicable Interest Period with respect thereto, (6) in the case of Revolving Credit Borrowings or Revolving Credit Loans, the currency of the Loans to be borrowed or continued (provided that if the Borrower shall fail to so specify, the applicable Revolving Credit Borrowing or Revolving Credit Loan shall be denominated in Dollars) and (7) in the case of Revolving Credit Borrowings or Revolving Credit Loans to be denominated in Dollars, whether the applicable Revolving Credit Loans to be borrowed are to be Multicurrency Revolving Credit Loans or US Dollar Revolving Credit Loans (provided that if the Borrower shall fail to so specify, the applicable Revolving Credit Loans shall be allocated first, to the US Dollar Revolving Credit Facility to the full extent of the then unused US Dollar Revolving Credit Commitments and second, to the Multicurrency Revolving Credit Facility to the full extent of the then unused Multicurrency Revolving Credit Commitments). If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Term A Loans or Revolving Credit Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in an Alternative Currency, such Loans shall be continued as Eurocurrency Rate Loans in their original currency with an Interest Period of one month. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be converted to a Eurocurrency Rate Loan.

(b) Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Appropriate Lender of the amount of its Applicable Percentage under the applicable Facility of the applicable Term A Loans or Revolving Credit Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a) . In the case of a Term A Borrowing or a Revolving Credit Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than (x) 1:00 p.m., in the case of any Eurocurrency Rate Loan denominated in Dollars, (y) 12:00 p.m., in the case of any Base Rate Loan and (z) the Applicable Time specified by the Administrative Agent in the case of any Revolving Credit Loan denominated in an Alternative Currency, in each case on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (or, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date a Committed Loan Notice with respect to a Revolving Credit Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Revolving Credit Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans (whether in Dollars or any Alternative Currency) without the consent of the Required Lenders, and the Required Facility Lenders with respect to the Multicurrency Revolving Credit Facility may demand that any or all of the then outstanding Eurocurrency Rate Loans denominated in an Alternative Currency be prepaid or redenominated into Dollars in the amount of the Dollar Equivalent thereof (at the option of the Borrower), on the last day of the then current Interest Period with respect thereto.

(d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) After giving effect to all Term A Borrowings, all conversions of Term A Loans from one Type to the other, and all continuations of Term A Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect in respect of the Term A Facility at any one time. After giving effect to all Revolving Credit Borrowings, all conversions of Revolving Credit Loans from one Type to the other, and all continuations of Revolving Credit Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect in respect of the Revolving Credit Facility at any one time.

Section 2.03. Letters of Credit. (a) The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Multicurrency Revolving Credit Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b), and (2) to honor drawings under the Letters of Credit; and (B) the Multicurrency Revolving Credit Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility, (x) the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans of any Multicurrency Revolving Credit Lender, plus such Multicurrency Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Multicurrency Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Commitment, (y) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit and (z) the Total Revolving Credit Outstandings denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Facility Lenders with respect to the Multicurrency Revolving Credit Facility have approved such expiry date; or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Multicurrency Revolving Credit Lenders have approved such expiry date.

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100,000; provided that such initial minimum amount shall not apply to any Existing Letter of Credit;

(D) such Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;

(F) any Multicurrency Revolving Credit Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Multicurrency Revolving Credit Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from the Letter of Credit then proposed to be issued and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(G) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Multicurrency Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article 9 with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and the Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article 9 included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit. (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Multicurrency Revolving Credit Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article 4 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Multicurrency Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Multicurrency Revolving Credit Lender’s Applicable Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Multicurrency Revolving Credit Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.03(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Facility Lenders with respect to the Multicurrency Revolving Credit Facility have elected not to permit such extension or (2) from the Administrative Agent, any Multicurrency Revolving Credit Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations. (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the L/C Issuer in such Alternative Currency, unless (A) the L/C Issuer (at its option) shall have specified in such notice that it will require reimbursement in Dollars or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the L/C Issuer promptly following receipt of the notice of drawing that the Borrower will reimburse the L/C Issuer in Dollars. In the case of any such reimbursement in Dollars of a drawing as of the applicable Revaluation Date under a Letter of Credit denominated in an Alternative Currency, the L/C Issuer shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. Not later than 11:00 a.m. on the date of any payment by the L/C Issuer under a Letter of Credit to be reimbursed in Dollars, or the Applicable Time on the dated of payment by the L/C Issuer under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Multicurrency Revolving Credit Lender of the Honor Date, the amount of the unreimbursed drawing (expressed, in the case of a Letter of Credit denominated in an Alternative Currency, in Dollars in the amount the Dollar Equivalent thereof) (the “Unreimbursed Amount”), and the amount of such Multicurrency Revolving Credit Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Revolving Credit Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Revolving Credit Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Committed Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(c)(i) may be given by telephone if promptly confirmed in writing; provided that the lack of such an prompt confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Multicurrency Revolving Credit Lender shall upon any notice pursuant to Section 2.03(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Multicurrency Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Credit Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Multicurrency Revolving Credit Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Multicurrency Revolving Credit Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Multicurrency Revolving Credit Lender funds its Revolving Credit Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Multicurrency Revolving Credit Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Multicurrency Revolving Credit Lender’s obligation to make Revolving Credit Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Multicurrency Revolving Credit Lender’s obligation to make Revolving Credit Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Borrower of a Committed Loan Notice ). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Multicurrency Revolving Credit Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Multicurrency Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), the L/C Issuer shall be entitled to recover from such Multicurrency Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Multicurrency Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Multicurrency Revolving Credit Lender’s Revolving Credit Loan included in the relevant Revolving Credit Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Multicurrency Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.03(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations. (i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Multicurrency Revolving Credit Lender such Multicurrency Revolving Credit Lender’s L/C Advance in respect of such payment in accordance with Section 2.03(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will promptly distribute to such Multicurrency Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Multicurrency Revolving Credit Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Multicurrency Revolving Credit Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Multicurrency Revolving Credit Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Multicurrency Revolving Credit Lenders or the Required Facility Lenders with respect to the Multicurrency Revolving Credit Facility, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h) Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Multicurrency Revolving Credit Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent as of the applicable Revaluation Date of the daily amount available to be drawn under such Letter of Credit; provided that any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral satisfactory to the L/C Issuer pursuant to this Section 2.03 shall be payable, to the maximum extent permitted by applicable Law, to the other Multicurrency Revolving Credit Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, payable to the L/C Issuer for its own account. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06; provided that with respect to all Existing Letters of Credit, the Administrative Agent shall be entitled to rely conclusively on the most recent information provided with respect to such Existing Letters of Credit pursuant to Section 2.03(k) . Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Facility Lenders with respect to the Multicurrency Revolving Credit Facility, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.

(i) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate per annum of 0.125%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the tenth Business Day after the end of each January, April, July and October in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(j) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(k) Reporting Requirements Regarding Existing Letters of Credit. The Borrower and any issuer of an Existing Letter of Credit shall promptly notify the L/C Issuer and the Administrative Agent of any amendment of, modification of, or drawing of such Existing Letter of Credit, including, without limitation, any increase, decrease, extension, renewal, or cancellation of such Existing Letter of Credit.

Section 2.04. Swing Line Loans. (a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, may in its sole discretion make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time in Dollars from time to time on any Business Day during the Availability Period with respect to the Multicurrency Revolving Credit Facility in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Multicurrency Revolving Credit Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Multicurrency Revolving Credit Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Revolving Credit Outstandings shall not exceed the Revolving Credit Facility at such time, and (ii) the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans of any Multicurrency Revolving Credit Lender at such time, plus such Multicurrency Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Multicurrency Revolving Credit Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Multicurrency Revolving Credit Commitment, and provided, further, that the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at a rate based on the Base Rate. Immediately upon the making of a Swing Line Loan, each Multicurrency Revolving Credit Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Multicurrency Revolving Credit Lender’s Applicable Percentage times the amount of such Swing Line Loan.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by telephone, “pdf” or similar electronic format. Each such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. To the extent the Borrower provides notice telephonically, each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Multicurrency Revolving Credit Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (iii) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article 4 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.

(c) Refinancing of Swing Line Loans. (i) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Multicurrency Revolving Credit Lender make a Base Rate Loan in an amount equal to such Multicurrency Revolving Credit Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Committed Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Multicurrency Revolving Credit Facility and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Committed Loan Notice promptly after delivering such notice to the Administrative Agent. Each Multicurrency Revolving Credit Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Committed Loan Notice available to the Administrative Agent in Dollars in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Committed Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Multicurrency Revolving Credit Lender that so makes funds available shall be deemed to have made a Base Rate Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Credit Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Multicurrency Revolving Credit Lenders fund its risk participation in the relevant Swing Line Loan and each Multicurrency Revolving Credit Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Multicurrency Revolving Credit Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Multicurrency Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Multicurrency Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Multicurrency Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Multicurrency Revolving Credit Lender’s Multicurrency Revolving Credit Loan included in the relevant Multicurrency Revolving Credit Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Multicurrency Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Multicurrency Revolving Credit Lender’s obligation to make Multicurrency Revolving Credit Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Multicurrency Revolving Credit Lender may have against the Swing Line Lender, the

Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Multicurrency Revolving Credit Lender’s obligation to make Multicurrency Revolving Credit Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations. (i) At any time after any Multicurrency Revolving Credit Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Multicurrency Revolving Credit Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Multicurrency Revolving Credit Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Multicurrency Revolving Credit Lender funds its Base Rate Loan or risk participation pursuant to this Section 2.04 to refinance such Multicurrency Revolving Credit Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

Section 2.05. Prepayments. (a) Optional. (i) Subject to the last sentence of this Section 2.05(a)(i), the Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Term A Loans and Revolving Credit Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) four Business Days (or five Business Days, in the case of prepayment of Loans denominated in Special Notice Currencies) prior to any date of prepayment of Eurocurrency Rate Loans denominated in Alternative Currencies and (3) on the date of prepayment of Base Rate Loans; (B) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $2,000,000 or a whole multiple of $250,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $250,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify (i) the date and amount of such prepayment, (ii) the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans and (iii) in the case of a prepayment of Revolving Credit Loans denominated in Dollars, the Class of the Revolving Credit Loans to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage in respect of the relevant Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan pursuant to this Section 2.05(a) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment of the outstanding Term A Loans pursuant to this Section 2.05(a) shall be applied as directed by the Borrower; provided that any prepayment of the Term A Loans pursuant to this Section 2.05(a) prior to the Assumption Effective Date shall be made concurrently with a pro rata prepayment of the Wimble Term A Loans, and shall be applied to scheduled amortization of the Term A Loans in the same manner as such concurrent prepayment of the Wimble Term A Loans is applied to the scheduled amortization of the Wimble Term A Loans.

(ii) The Borrower may, upon notice to the Swing Line Lender (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (A) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (B) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(b) Mandatory. (i) [Reserved]

(ii) If the Borrower or any of its Subsidiaries Disposes of any property (other than any Disposition of any property permitted by Section 7.05 (except pursuant to Sections 7.05(g), 7.05(h) or 7.05(i))) which results in the realization by such Person of Net Cash Proceeds in excess of an aggregate amount of $5,000,000 per fiscal year, the Borrower shall prepay (or Cash Collateralize, as applicable) an aggregate principal amount of Pro Rata Obligations equal to 100% of such Net Cash Proceeds in excess of such $5,000,000 immediately upon receipt thereof by such Person (such prepayments (or Cash Collateralization) to be applied as set forth in clauses (vi) and (viii) below).

(iii) Upon the sale or issuance by the Borrower or any of its Subsidiaries of any of its Equity Interests (other than the Excluded Issuances and any sales or issuances of Equity Interests to another Loan Party) or the receipt of any equity contribution by the Borrower or any of its Subsidiaries (other than from another Loan Party), the Borrower shall prepay (or Cash Collateralize, as applicable) an aggregate principal amount of Pro Rata Obligations equal to 50% of the Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments (or Cash Collateralization) to be applied as set forth in clauses (vi) and (viii) below); provided that such percentage shall be reduced to 25% during such times as the Consolidated Leverage Ratio of the Borrower and its Subsidiaries is less than 3.0:1.0, as evidenced by the most recently delivered Compliance Certificate.

(iv) Upon the incurrence or issuance by the Borrower or any of its Subsidiaries of any Indebtedness (other than Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.03), the Borrower shall prepay (or Cash Collateralize, as applicable) an aggregate principal amount of Pro Rata Obligations equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments (or Cash Collateralization) to be applied as set forth in clauses (vi) and (viii) below).

(v) Upon any Extraordinary Receipt received by or paid to or for the account of the Borrower or any of its Subsidiaries, and not otherwise included in clause (ii), (iii) or (iv) of this Section 2.05(b), the Borrower shall prepay (or Cash Collateralize, as applicable) an aggregate principal amount of Pro Rata Obligations equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by the Borrower or such Subsidiary (such prepayments (or Cash Collateralization) to be applied as set forth in clauses (vi) and (viii) below).

(vi) Each prepayment (or Cash Collateralization, as applicable) of Pro Rata Obligations pursuant to this Section 2.05(b) shall be applied, first, (x) prior to the Assumption Effective Date, ratably to the Term A Loans and the Wimble Term A Loans on a pro rata basis and (y) from and after the Assumption Effective Date, to the Term A Loans (allocated, in either case, to the principal repayment installments thereof on a pro rata basis), second, to the Revolving Credit Facility in the manner set forth in clause (viii) of this Section 2.05(b) and third, any excess after the application of such proceeds in accordance with first and second above may be retained by the Borrower. Any prepayment of a Eurocurrency Rate Loan pursuant to this Section 2.05(b) shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(vii) If for any reason the Total Revolving Credit Outstandings at any time exceed the Revolving Credit Facility at such time, the Borrower shall immediately prepay Revolving Credit Loans, Swing Line Loans and L/C Borrowings and/or Cash Collateralize the L/C Obligations (other than the L/C Borrowings) in an aggregate amount equal to such excess. If the Administrative Agent notifies the Borrower at any time that the Total Multicurrency Revolving Credit Outstandings denominated in Alternative Currencies as of the applicable Revaluation Date exceeds an amount equal to 103% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Multicurrency Revolving Credit Loans in an aggregate amount sufficient to reduce such Total Multicurrency Revolving Credit Outstandings denominated in Alternative Currencies as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect.

(viii) Prepayments of the Multicurrency Revolving Credit Facility made pursuant to this Section 2.05(b), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Multicurrency Revolving Credit Loans, and, third, shall be used to Cash Collateralize the remaining L/C Obligations, and the Multicurrency Revolving Credit Facility shall be automatically and permanently reduced by the sum of such prepayment amounts, Cash Collateralization amounts and any remaining amounts that may be retained by the Borrower pursuant to third in clause (vi) above (the “Reduction Amount”) as set forth in Section 2.06(b)(iii) . Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrower or any other Loan Party) to reimburse the L/C Issuer or the Multicurrency Revolving Credit Lenders, as applicable. Prepayments of the US Dollar Revolving Credit Facility made pursuant to this Section 2.05(b) shall be applied ratably to the outstanding US Dollar Revolving Credit Loans.

Section 2.06. Termination or Reduction of Commitments. (a) Optional. The Borrower may, upon notice to the Administrative Agent, terminate the Revolving Credit Facility, the Letter of Credit Sublimit or the Swing Line Sublimit, or from time to time permanently reduce the Revolving Credit Commitments of either Class, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof and (iii) the Borrower shall not terminate or reduce (A) the Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments of the Revolving Credit Facility hereunder, the Total Revolving Credit Outstandings would exceed the Revolving Credit Facility, (B) the Multicurrency Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Multicurrency Revolving Credit Outstandings would exceed the Multicurrency Revolving Credit Facility, (C) the US Dollar Revolving Credit Facility if, after giving effect thereto and to any concurrent prepayments hereunder, the Total US Dollar Revolving Credit Outstandings would exceed the US Dollar Revolving Credit Facility, (D) the Letter of Credit Sublimit if, after giving effect thereto, the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit or (E) the Swing Line Sublimit if, after giving effect thereto and to any concurrent prepayments of Swing Line Loans hereunder, the Outstanding Amount of Swing Line Loans would exceed the Swing Line Sublimit.

(b) Mandatory. (i) The aggregate Term A Commitments shall be automatically and permanently reduced to zero on the date of the Term A Borrowing.

(ii) If after giving effect to any reduction or termination of Revolving Credit Commitments under this Section 2.06, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the Revolving Credit Facility at such time, the Letter of Credit Sublimit or the Swing Line Sublimit, as the case may be, shall be automatically reduced by the amount of such excess.

(iii) The Revolving Credit Facility shall be automatically and permanently reduced by an amount equal to the applicable Reduction Amount as contemplated by Section 2.05(b)(viii) .

(c) Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit or the Revolving Credit Commitment under this Section 2.06. Upon any reduction of the Revolving Credit Commitments of either Class, the Revolving Credit Commitment of each Revolving Credit Lender of the applicable Class shall be reduced by such Revolving Credit Lender’s Applicable Percentage of such reduction amount. All fees in respect of the Revolving Credit Facility accrued until the effective date of any termination of the Revolving Credit Commitments of either Class shall be paid on the effective date of such termination.

(d) Closing Date. If the Closing Date does not occur on or prior to March 1, 2012, the Term A Commitments, Multicurrency Revolving Credit Commitments and US Dollar Revolving Credit Commitments shall automatically terminate.

Section 2.07. Repayment of Loans. (a) Term A Loans. Subject to the last sentence of Section 2.05(a)(i) and Section 2.18, (i) commencing April 30, 2012 to but excluding April 30, 2014, on the last Business Day of each January, April, July and October (each, an “Installment Payment Date”), the Borrower shall repay the Term A Loans and shall make principal repayment installments to the Administrative Agent, for the ratable benefit of the Term A Lenders, in an amount equal to the product of 1.25% and the Term A Facility on the Closing Date and (y) commencing April 30, 2014 to but excluding the Maturity Date for the Term A Facility, on each Installment Payment Date, the Borrower shall repay the Term A Loans and shall make principal repayment installments to the Administrative Agent, for the ratable benefit of the Term A Lenders, in an amount equal to the product of 2.50% and the Term A Facility on the Closing Date (such amount subject to adjustment as the aggregate outstanding amounts of the Term A Loans shall be reduced as a result of the application of such prepayments in accordance with Section 2.05); provided, however, that the final principal repayment installment of the Term A Loans shall be repaid on the Maturity Date for the Term A Facility and shall be in an amount equal to the aggregate principal amount of all Term A Loans outstanding on such date.

(b) Revolving Credit Loans. The Borrower shall repay to the Revolving Credit Lenders on the Maturity Date for the Revolving Credit Facility the aggregate principal amount of all Revolving Credit Loans outstanding on such date.

(c) Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

Section 2.08. Interest. (a) Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for such Facility plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for the Revolving Credit Facility.

(b) (i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iii) Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(iv) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09. Fees. In addition to certain fees described in Sections 2.03(h) and (i):

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent (x) for the account of each Multicurrency Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Commitment Fee Rate times the actual daily amount by which the Multicurrency Revolving Credit Facility exceeds the sum of (i) the Outstanding Amount of Multicurrency Revolving Credit Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17 and (y) and (y) for the account of each US Dollar Revolving Credit Lender in accordance with its Applicable Percentage, a commitment fee in Dollars equal to the Commitment Fee Rate times the actual daily amount by which the US Dollar Revolving Credit Facility exceeds the Outstanding Amount of US Dollar Revolving Credit Loans. The commitment fee shall accrue at all times during the Availability Period with respect to the applicable Facility, including at any time during which one or more of the conditions in Section 4.02 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each January, April, July and October, commencing April 30, 2012, and on the last day of the applicable Availability Period. The commitment fee shall be calculated quarterly in arrears.

(b) Other Fees. The Borrower shall pay to the Arrangers, the Lenders and the Administrative Agent for their own respective accounts fees in the amounts and at the times separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(c) Ticking Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender a ticking fee in Dollars equal to the applicable Ticking Fee Percentage times the aggregate Commitments of such Lender. The ticking fee shall accrue at all times from and including the Effective Date to but excluding the earlier of (x) the Closing Date and (y) the Commitment Termination Date (such earlier date, the “Ticking Fee Payment Date”). The ticking fee shall be payable on the Ticking Fee Payment Date. The Borrower shall pay the ticking fee referred to in the Wimble Master Assignment and Assumption to the extent not paid by Merger Sub when due thereunder.

Section 2.10. Computation of Interest and Fees; Retroactive Adjustments of Applicable Rate. (a) All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Multicurrency Revolving Credit Loans denominated in Alternative Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

(b) If, as a result of any restatement of or other adjustment to the financial statements of the Borrower or for any other reason, the Borrower, the Administrative Agent or the Required Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrower shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the L/C Issuer, as the case may be, under Section 2.03(c)(iii), 2.03(h) or 2.08(b) or under Article 8. The Borrower’s obligations under this paragraph shall survive the termination of the Aggregate Commitments and the repayment of all other Obligations hereunder.

Section 2.11. Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.12. Payments Generally; Administrative Agent’s Clawback. (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein and except with respect to principal of and interest on Loans denominated in an Alternative Currency, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 p.m. on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent (of which the Borrower shall have received at least three (3) Business Days’ advance notice) on the dates specified herein. If, for any reason, the Borrower is prohibited by any Law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent as of the applicable Revaluation Date of the Alternative Currency payment amount. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage in respect of the relevant Facility (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., in the case of payments in Dollars or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by

Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Appropriate Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender, the L/C Issuer or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article 4 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Term A Loans and Revolving Credit Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties.

Section 2.13. Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of any of the Facilities due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facilities due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of any of the Facilities owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time to (ii) the aggregate amount of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Parties at such time) of payment on account of the Obligations in respect of the Facilities owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Obligations in respect of the Facilities then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.16, or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

Section 2.14. Increase in Revolving Credit Facility. (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify all Revolving Credit Lenders), the Borrower may from time to time request an increase in the Multicurrency Revolving Credit Facility or the US Dollar Revolving Credit Facility (a “Revolving Credit Increase”) by an amount (for all such requests) not exceeding $200,000,000 less the aggregate principal amount of any prior or simultaneous Incremental Term Facility made pursuant to Section 2.15; provided that any such request for a Revolving Credit Increase shall be in a minimum amount of $50,000,000. The then current Multicurrency Revolving Credit Lenders or US Dollar Revolving Credit Lenders, as applicable, shall have the first option (but shall not be required) to provide a portion of the Revolving Credit Increase (in accordance with their respective existing Applicable Percentages of the applicable Facility). At the time of sending the notice to the Revolving Credit Lenders, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Revolving Credit Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Revolving Credit Lenders).

(b) Lender Elections to Increase. Each Revolving Credit Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Revolving Credit Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Revolving Credit Lender not responding within such time period shall be deemed to have declined to increase its Revolving Credit Commitment.

(c) Notification by Administrative Agent; Additional Revolving Credit Lenders. The Administrative Agent shall notify the Borrower and each Revolving Credit Lender of the Revolving Credit Lenders’ responses to each request made hereunder. To achieve the full amount of a requested Revolving Credit Increase, and subject to the approval of the Administrative Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Revolving Credit Lenders pursuant to a joinder or other agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If the Revolving Credit Facility is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Revolving Credit Increase Effective Date”) and the final allocation of such Revolving Credit Increase. The Administrative Agent shall promptly notify the Borrower and the Revolving Credit Lenders of the final allocation of such Revolving Credit Increase and the Revolving Credit Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such Revolving Credit Increase, (x) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Revolving Credit Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Revolving Credit Increase and (y) after giving effect to such Revolving Credit Increase, (i) no Default shall exist, (ii) the financial covenants in Section 7.11 would be satisfied on a pro forma basis for the most recent Measurement Period after giving effect to such Revolving Credit Increase (assuming such Revolving Credit Increase were fully drawn) and any related transactions, (iii) the Senior Secured Leverage Ratio, determined on a pro forma basis after giving effect to such Revolving Credit Increase (assuming such Revolving Credit Increase were fully drawn) and any related transactions, shall not exceed 3.5:1.0, (iv) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct on and as of the Revolving Credit Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (v) such Revolving Credit Increase shall be on the same terms as the Revolving Credit Commitments and (vi) any fees payable in connection with such Revolving Credit Increase to the Administrative Agent and the Revolving Credit Lenders shall have been paid. The Borrower shall prepay any Revolving Credit Loans outstanding on the Revolving Credit Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Credit Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Credit Commitments under this Section.

(f) The parties hereto agree that the Administrative Agent and the Borrower may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.14.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15. Incremental Term Facility. (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify all Term A Lenders), the Borrower may from time to time, request (x) an increase in the Term A Loans or (y) the addition of a new tranche of Term A Loans (each, an “Incremental Term Facility”) by or in an amount (for all such requests) not exceeding $200,000,000 less the aggregate principal amount of any prior or simultaneous Revolving Credit Increase pursuant to Section 2.14; provided that any such request for an Incremental Term Facility shall be in a minimum amount of $50,000,000. The then current Term A Lenders shall have the first option (but shall not be required) to provide a portion of the Incremental Term Facility (in accordance with their respective existing Applicable Percentages in respect of the Term A Facility). At the time of sending the notice to the Term A Lenders, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Term A Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Term A Lenders).

(b) Lender Elections to Incur an Incremental Term Facility. Each Term A Lender shall notify the Administrative Agent within such time period whether or not it agrees to participate in the Incremental Term Facility and, if so, whether by an amount equal to, greater than, or less than its ratable portion (based on such Term A Lender’s Applicable Percentage in respect of the Term A Facility) of such requested Incremental Term Facility. Any Term A Lender not responding within such time period shall be deemed to have declined to participate in such Incremental Term Facility.

(c) Notification by Administrative Agent; Additional Term A Lenders. The Administrative Agent shall notify the Borrower and each Term A Lender of the Term A Lenders’ responses to each request made hereunder. To achieve the full amount of a requested Incremental Term Facility, and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Term A Lenders pursuant to a joinder or other agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Effective Date and Allocations. If an Incremental Term Facility is effected in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Incremental Term Facility Effective Date”) and the final allocation of such Incremental Term Facility.

The Administrative Agent shall promptly notify the Borrower and the Term A Lenders of the final allocation of such Incremental Term Facility and the Incremental Term Facility Effective Date.

(e) Conditions to Effectiveness of Incremental Term Facility. As a condition precedent to such Incremental Term Facility, (x) the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Incremental Term Facility Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Term Facility and (y) after giving effect to such Incremental Term Facility, (i) no Default shall exist, (ii) the financial covenants in Section 7.11 would be satisfied on a pro forma basis for the most recent Measurement Period after giving effect to such Incremental Term Facility and any related transactions, (iii) the Senior Secured Leverage Ratio, determined on a pro forma basis after giving effect to such Incremental Term Facility and any related transactions, shall not exceed 3.5:1.0, (iv) the representations and warranties contained in Article 5 and the other Loan Documents are true and correct on and as of the Incremental Term Facility Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (v) the maturity date of any new tranche of term loans shall be no earlier than the Maturity Date with respect to the Term A Loans, (vi) any Incremental Term Facility shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Term A Loans and (vii) any fees payable in connection with such Incremental Term Facility to the Administrative Agent and the Term A Lenders shall have been paid. Each Incremental Term Facility shall rank pari passu in right of payment and of security with the Revolving Credit Facility and the Term A Facility. Except as otherwise provided in this Section 2.15, the Incremental Term Loans shall be treated substantially the same as the Term A Loans (in each case, including with respect to mandatory and voluntary prepayments), provided that (i) the terms and conditions applicable to Incremental Term Loans may be materially different from those of the Term A Loans to the extent such differences (other than interest rates and amortization schedule) are reasonably acceptable to the Administrative Agent and (ii) the interest rates and amortization schedule applicable to the Incremental Term Loans shall be determined by the Borrower and the lenders thereunder; provided, further, that in the event that the All-in Yield for any Incremental Term Loans is more than 0.50% per annum greater than the All-in Yield for the Term A Loans, then the Applicable Rate for the Term A Loans shall be increased to the extent necessary so that the All-in Yield for such Incremental Term Loans shall not be more than 0.50% per annum greater than the All-in Yield for the Term A Loans. The Incremental Term Loans shall be made by the Term A Lenders participating therein pursuant to the procedures set forth in Section 2.02.

(f) The parties hereto agree that the Administrative Agent and the Borrower may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.15.

(g) Conflicting Provisions. This Section shall supersede any provisions in Section 2.13 or Section 10.01 to the contrary.

Section 2.16. Cash Collateral. (a) Certain Credit Support Events. Upon the request of the Administrative Agent or the L/C Issuer (i) if the L/C Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing or (ii) if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative

Agent, the L/C Issuer or the Swing Line Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders (including the Swing Line Lender), and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c) . If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrower or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.04, 2.05, 2.17 or 8.02 in respect of Letters of Credit or Swing Line Loans shall be held and applied to the satisfaction of the specific L/C Obligations, Swing Line Loans, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vii))) or (ii) the Administrative Agent’s good faith determination that there exists excess Cash Collateral; provided that (x) Cash Collateral furnished by or on behalf of a Loan Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.16 may be otherwise applied in accordance with Section 8.03), and (y) the Person providing Cash Collateral and the L/C Issuer or Swing Line Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.17. Defaulting Lenders. (a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 10.08), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the

Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, if so determined by the Administrative Agent or requested by the L/C Issuer or Swing Line Lender, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Line Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or Swing Line Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or L/C Borrowings were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Borrowings owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Borrowings owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive a commitment fee pursuant to Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in Section 2.03(h) .

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender in respect of the Multicurrency Revolving Credit Facility, for purposes of computing the amount of the obligation of each Multicurrency Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swing Line Loans pursuant to Sections 2.03 and 2.04, the “Applicable Percentage” of each Multicurrency Revolving Credit Lender that is not a Defaulting Lender in respect of the Multicurrency Revolving Credit Facility shall be computed without giving effect to the Multicurrency Revolving Credit Commitment of that Defaulting Lender; provided that (i) each such reallocation shall be given effect only if, at the date the applicable Multicurrency Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each Multicurrency Revolving Credit Lender that is not a Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swing Line Loans shall not exceed the positive difference, if any, of (1) the Multicurrency Revolving Credit Commitment of that Multicurrency Revolving Credit Lender that is not a Defaulting Lender minus (2) the aggregate Outstanding Amount of the Multicurrency Revolving Credit Loans of that Multicurrency Revolving Credit Lender.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swing Line Lender and the L/C Issuer agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Revolving Credit Lenders in accordance with their Applicable Percentages of the Revolving Credit Facility (without giving effect to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Revolving Credit Lender will constitute a waiver or release of any claim of any party hereunder arising from that Revolving Credit Lender’s having been a Defaulting Lender.

Section 2.18. Assumption of Wimble Term A Loans. (a) Effective as of the Assumption Effective Date, Merger Sub hereby irrevocably assigns, sells, transfers and conveys to the Borrower and the Borrower hereby assumes, purchases and receives from Merger Sub and releases Merger Sub from all Assumed Term A Rights and Obligations, and, upon such assignment and assumption, (i) the Assumed Term A Loans shall be deemed to be Term A Loans for all purposes hereunder and (ii) the lenders of the Assumed Term A Loans shall be deemed to be Term A Lenders for all purposes hereunder, in each case without any further actions by any party hereto; provided that if the Assumption Effective Date does not occur prior to the Assumption Effective Date Deadline, the Applicable Rate with respect to the Loans and Letter of Credit Fees and the applicable rate with respect to the Wimble Term A Loans shall automatically increase by 2.00% per annum from the Assumption Effective Date Deadline. From the Assumption Effective Date, the Borrower agrees to issue a Term A Note to replace the note with respect to the Wimble Term A Loans held by any Term A Lender if requested by such Term A Lender.

(b) Notwithstanding the assignment and assumption referred to in clause (a) above, from the Assumption Effective Date, all other Loan Documents shall continue to be in full force and effect and the Collateral Documents and all Collateral described therein shall continue to secure the payment of all Obligations (including Obligations with respect to the Assumed Term A Loans and the Guaranty thereof). From the Assumption Effective Date, the Borrower hereby agrees to, or to cause the Guarantors to, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances, reaffirmations and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require in order to carry out more effectively the purposes of this Section 2.18 and the Loan Documents.

(c) From the Assumption Effective Date, the aggregate principal amount of repayments required to be made pursuant to Section 2.07(a) on each Installment Payment Date occurring on or after the Assumption Effective Date shall equal the sum of (x) the aggregate principal amount required to be paid on each such Installment Payment Date with respect to the Term A Loans pursuant to Section 2.07(a) immediately prior to the Assumption Effective Date and (y) the aggregate principal amount required to be paid on each such Installment Payment Date with respect to the Wimble Term A Loans pursuant to the corresponding provisions of the Wimble Credit Facility immediately prior to the Assumption Effective Date. Such amounts shall thereafter be applied ratably to the Term A Lenders and shall be subject to further adjustment as set forth in Section 2.07(a) .

(d) The parties hereto agree that the Administrative Agent and the Borrower may, without the consent of any other Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.18.

(e) The Wimble Term A Lenders shall be express third-party beneficiaries of this Section 2.18 with independent and direct rights of enforcement hereunder, and this Section 2.18 shall not be amended without the prior written consent of all Wimble Term A Lenders.

ARTICLE 3

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01. Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. (i) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Laws require the Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by the Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Loan Party or the Administrative Agent shall be required to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or L/C Issuer, as the case may be, receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of Other Taxes.

(c) Tax Indemnifications. (i) Without limiting the provisions of subsection (a) or (b) above, the Loan Parties shall, and do hereby, jointly and severally indemnify the Administrative Agent, each Lender and the L/C Issuer, and shall make payment in respect thereof within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Party or the Administrative Agent or payable or paid by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The Borrower shall also, and does hereby, indemnify the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, for any amount which a Lender or the L/C Issuer for any reason fails to pay indefeasibly to the Administrative Agent as required by clause (ii) of this subsection. A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender or the L/C Issuer (with a copy to the Administrative Agent), or by the

Administrative Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Without limiting the provisions of subsection (a) or (b) above, each Lender and the L/C Issuer shall, and does hereby, severally indemnify:

(A) the Borrower and the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the L/C Issuer, as the case may be, to deliver, or as a result of the inaccuracy or similar deficiency of, any documentation required to be delivered by such Lender or the L/C Issuer, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e); and

(B) the Administrative Agent, and shall make payment in respect thereof within ten days after demand therefor, against (x) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) and (y) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

Each Lender and the L/C Issuer hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii). The agreements in this clause (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation. (i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable Laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not payments made hereunder or under any other Loan Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the preceding sentence, the delivery, completion and execution of documentation and other requested information described in this subsection (e)(i) (and not, for the avoidance of doubt, otherwise described in subsection (e)(ii) or (e)(iii)) shall not be required if in the Lender’s reasonable judgment such delivery, completion or execution would subject the Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, if the Borrower is a U.S. Person, then, on or prior to the date on which a Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), but only to the extent it is legally entitled to do so,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent executed originals of IRS Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and

(B) each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(2) executed originals of Internal Revenue Service Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN,

(4) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner together with the executed originals of the applicable IRS Forms; or

(5) executed originals of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.

(iv) Each Lender shall promptly (A) notify the Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the redesignation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower or the Administrative Agent make any withholding or deduction for taxes from amounts payable to such Lender.

(f) Treatment of Certain Refunds. At no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If the Administrative Agent, any Lender or the L/C Issuer determines, in its sole discretion, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent, such Lender or the L/C Issuer, as the case may be, related to the receipt of such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Lender or the L/C Issuer, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the L/C Issuer in the event the Administrative Agent, such Lender or the L/C Issuer is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the L/C Issuer to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person. Notwithstanding anything to the contrary in this subsection, in no event will the Administrative Agent, such Lender or the L/C Issuer be required to pay any amount to the Borrower pursuant to this subsection, the payment of which would place the Administrative Agent, such Lender or the L/C Issuer in a less favorable after-Tax position than the Administrative Agent, such Lender or the L/C Issuer would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid.

Section 3.02. Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans (whether in Dollars or an Alternative Currency) whose interest is determined by reference to the Eurocurrency Rate, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or any Alternative Currency in the applicable interbank market,, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans in the affected currency or currencies or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans or (y) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans (the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate), the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 3.03. Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits (whether in Dollars or an Alternative Currency) are not being offered to banks in the London interbank Eurocurrency market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan (whether in Dollars or an Alternative Currency) or in connection with an existing or proposed Base Rate Loan or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04. Increased Costs; Reserves on Eurocurrency Rate Loans. (a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the L/C Issuer;

(ii) subject any Lender or the L/C Issuer to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Eurocurrency Rate Loan made by it, or change the basis of taxation of payments to such Lender or the L/C Issuer in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the L/C Issuer);

(iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to such Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans that are not denominated in Dollars; or

(iv) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan the interest on which is determined by reference to the Eurocurrency Rate (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurocurrency Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive and binding), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest shall be due and payable ten days from receipt of such notice.

Section 3.05. Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

(c) any payment by the Borrower of the principal of or interest on any Revolving Credit Loan or of any drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency in a different currency from the currency in which the applicable Revolving Credit Loan or Letter of Credit is denominated (except to the extent the L/C Issuer has required payment of any drawing under a Letter of Credit in Dollars pursuant to Section 2.03(c)(i)(A)); or

(d) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any foreign exchange losses or loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London or other offshore interbank market for the applicable currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender, as specified in this Section, delivered to the Borrower shall be conclusive absent manifest error.

Section 3.06. Mitigation Obligations; Replacement of Lenders. (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender hereunder, the Borrower may replace such Lender in accordance with Section 10.13.

Section 3.07. Survival. All of the Borrower’s obligations under this Article 3 shall survive termination of the Aggregate Commitments, any assignment of rights by, or the replacement of, a Lender, repayment, satisfaction or discharge of all other Obligations hereunder, and resignation or replacement of the Administrative Agent.

ARTICLE 4

CONDITIONS PRECEDENT

Section 4.01. Conditions Precedent to the Closing Date. The Closing Date and the obligation of the L/C Issuer and each Lender to make the initial Credit Extensions shall, in each case, be subject to the following conditions:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or “pdf” or similar electronic format (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party each in form and substance reasonably satisfactory to the Administrative Agent and its legal counsel:

(i) executed counterparts of the Guaranty;

(ii) a Note executed by the Borrower in favor of each Lender that has requested a Note at least two Business Days prior to the Closing Date;

(iii) each Collateral Document set forth on Schedule 4.01(a)(iii), executed by each Loan Party thereto, together with:

(A) certificates, if any, representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank (if applicable);

(B) evidence that all filings under the UCC shall have been taken, completed or otherwise provided for in a manner reasonably satisfactory to the Administrative Agent;

(C) deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, each in form and substance reasonably satisfactory to the Administrative Agent and covering the owned and leased real properties listed on Schedule 4.01(a)(iii)(C) (together with each other mortgage or similar document delivered pursuant to Section 6.11, in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(1) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid;

(2) fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”), with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Liens and other Liens permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable;

(3) American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 30 days before the Closing Date, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent;

(4) engineering, soils and other reports and environmental assessment reports as to the properties described in the Mortgages, from professional firms acceptable to the Administrative Agent;

(5) estoppel and consent agreements executed by each of the lessors of the leased real properties listed on Schedule 4.01(a)(iii)(C), along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (2) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent;

(6) without limiting clause (8) below, evidence of the insurance required by the terms of the Mortgages;

(7) to the extent required by the Administrative Agent or any Lender, an appraisal of each of the owned properties described on Schedule 4.01(a)(iii)(C) complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989;

(8) the following documents (collectively, the “Flood Documents”): (A) a completed standard “life of loan” flood hazard determination form (a “Flood Determination Form”), (B) if the improvement(s) to the applicable improved real property is located in a special flood hazard area, a notification to the Borrower (“Borrower Notice”) and (if applicable) notification to the Borrower that flood insurance coverage under the National Flood Insurance Program (“NFIP”) is not available because the community does not participate in the NFIP, (C) documentation evidencing the Borrower’s receipt of the Borrower Notice (e.g., countersigned Borrower Notice, return receipt of certified U.S. Mail, or overnight delivery), and (D) if the Borrower Notice is required to be given and flood insurance is available in the community in which the property is located, a copy of one of the following: the flood insurance policy, the borrower’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent (any of the foregoing being “Evidence of Flood Insurance”); and

(9) such appraisals, legal opinions and other customary documents as the Administrative Agent may reasonably request with respect to such Mortgage or Mortgaged Property; and

(D) any other documents and instruments as may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent valid and subsisting first priority perfected Liens on the properties purported to be subject to the Collateral Documents set forth on Schedule 4.01(a)(iii), enforceable against all third parties in accordance with their terms;

provided that it is understood and agreed that the perfection of a security interest or a lien in the Collateral or any deliverable related to the perfection of security interests or liens in the Collateral (other than any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, possession of the certificated securities (if any) evidencing the Guarantors’ equity and the security agreement giving rise to the security interest, the making of appropriate intellectual property filings or the execution and filing of certain mortgages and related documents with respect to the Jackson Facility (the “Required Closing Date Collateral”) shall not constitute a condition precedent to the closing of the Facilities, the Closing Date or the obligation of the L/C Issuer and each Lender to make the initial Credit Extensions to the extent that, after using its commercially reasonable efforts to do so, the Borrower is unable to perfect such security interest(s) or provide such deliverable prior to such date.

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

(v) an opinion from (A) Fenwick & West LLP, counsel to the Loan Parties, and (B) local or other counsel in each jurisdiction in which any Loan Party may be organized or own any real property that is material in the judgment of the Administrative Agent, in each case as reasonably requested by the Administrative Agent, in the case of each of clauses (A) and (B), in form and substance reasonably satisfactory to the Administrative Agent;

(vi) a certificate attesting to the Solvency of the Borrower and its Subsidiaries (taken as a whole) on the Closing Date after giving effect to the Transaction, from the Chief Financial Officer of the Borrower;

(vii) a certificate attesting to the compliance with clauses (c), (d), (h), (i), (j) and (l) of this Section 4.01 on the Closing Date from a Responsible Officer of the Borrower;

(viii) a Committed Loan Notice pursuant to Section 2.02;

(ix) copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties; and

(x) a fully executed and effective Wimble Credit Facility substantially in the form of Exhibit H (as the same may be modified in accordance with the terms thereof and of the Wimble Master Assignment and Assumption, but subject to the limitations otherwise set forth herein).

(b) All fees and expenses required to be paid hereunder and under the Fee Letters and invoiced on or before the Closing Date shall have been, or concurrently with the closing of the Transaction shall be, paid in full in cash.

(c) Prior to the initial Credit Extension on the Closing Date, the Contribution and the Equity Distribution shall have been consummated, and the Acquisition shall be consummated simultaneously or substantially concurrently with the initial Credit Extension on the Closing Date in accordance with the Acquisition Agreement and the Separation Agreement, without giving effect to any waiver or other modification thereof or consent thereunder that is materially adverse to the interests of the Lenders and is not approved by the Arrangers (it being understood and agreed that any change in the definition or calculation of the Recapitalization Amount (as defined in the Acquisition Agreement) shall be material and adverse to the Lenders). Since April 5, 2011, neither the Borrower nor the Acquired Business shall have consummated or agreed to any material acquisition or disposition without the prior consent of the Arrangers.

(d) The Refinancing shall have been consummated (or substantially simultaneously or concurrently with initial Credit Extensions on the Closing Date shall be consummated). After giving effect to consummation of the Transaction on the Closing Date, the Borrower and its Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than (i) the Loans and L/C Obligations, (ii) borrowings under the Senior Notes (if any) and/or the Bridge Facility (if any) in an aggregate principal amount not to exceed $300,000,000, the proceeds of which shall have been applied to consummate the Acquisition, (iii) borrowings under the Wimble Credit Facility and (iv) Indebtedness permitted by Section 7.03(b).

(e) The Administrative Agent shall have received the Annual Financial Statements and the Quarterly Financial Statements.

(f) The Administrative Agent shall have received the Pro Forma Financial Statements.

(g) The Administrative Agent shall have received on or prior to the Closing Date all documentation and other information reasonably requested in writing by them at least five business days prior to the Closing Date in order to allow the Administrative Agent and the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(h) All approvals, consents, exemptions, authorizations, or other actions by, or notices to, or filings with, any Governmental Authority or any other Person necessary or required for the consummation of the Transaction have been received and all applicable waiting periods in connection with the Transaction (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries or that could seek or threaten any of the foregoing, and no Law or regulation shall be applicable that has such effect.

(i) The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrower and each Loan Party has complied with the terms of the Fee Letters.

(j) The representations and warranties of the Borrower and each other Loan Party contained in Sections 5.01, 5.02, 5.03, 5.04, 5.05(a) and (b), 5.14, 5.16 (solely as it relates to the Act), 5.19 and 5.20 and the representations made by or with respect to the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders (but only to the extent that the Borrower or its Affiliates has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement) shall be true and correct.

(k) The Administrative Agent shall have received updated Schedules 1.01B, 4.01(a)(iii), 4.01(a)(iii)(C), 5.08(b), 5.08(c), 5.08(d)(i), 5.08(d)(ii), 5.08(e), 5.13(a), 5.13(b) and 7.03 to this Agreement (if any) to replace the corresponding Schedules attached hereto as of the Effective Date in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, provided that the Lenders agree that such updated schedules shall be deemed to be satisfactory if such updated Schedules (i) do not differ from the corresponding Schedules attached hereto as of the Effective Date in a manner that is material and adverse to the Lenders or (ii) are otherwise satisfactory to the Required Lenders (and any references to any such Schedules in this Agreement shall thereafter refer to such Schedules as the same may have been updated pursuant to this Section 4.01(k)).

(l) There has been no change, occurrence or development (i) since December 31, 2010 that could reasonably be expected to have a Snacks Business MAE or (ii) since January 31, 2011 that could reasonably be expected to have an Acquiror MAE.

Section 4.02. Conditions to All Credit Extensions after the Closing Date. The obligation of each Lender to honor any Request for Credit Extension after the Closing Date (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) is subject to the following conditions precedent:

(a) The representations and warranties of the Borrower and each other Loan Party contained in Article 5 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, that are qualified by materiality shall be true and correct on and as of the date of such Credit Extension, and each of the representations and warranties of the Borrower and each other Loan Party contained in any other Loan Document or in any document furnished at any time under or in connection herewith or therewith, that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such Credit Extension, except in each case to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

Section 4.03. Conditions Precedent To Effective Date. The effectiveness of this Agreement on the Effective Date is subject to the Administrative Agent, on or prior to the Effective Date, having received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart has not been received, receipt by the Administrative Agent in form satisfactory to it of telegraph, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party). On and after the Effective Date, the rights and obligations of the parties hereto shall be governed by the provisions hereof.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders on the Closing Date and on the date of each Credit Extension as contemplated by Section 4.02(a) that:

Section 5.01. Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.02. Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Material Contract to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

Section 5.03. Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (d) other than pursuant to applicable Law in connection with the exercise of remedies with respect to the Collateral, the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents. All applicable waiting periods in connection with the Transaction (including under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended) have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

Section 5.04. Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.

Section 5.05. Financial Statements; No Material Adverse Effect. (a) (i) The Annual Financial Statements of the Borrower and its Subsidiaries (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required by GAAP and (ii) the Quarterly Financial Statements of the Borrower and its Subsidiaries (A) were each prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present the financial condition of the Borrower and its Subsidiaries, as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments.

(b) (i) The Annual Financial Statements of the Acquired Business, (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present the financial condition of the Acquired Business as of the date thereof and its results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) show all material indebtedness and other liabilities, direct or contingent, of the Acquired Business as of the date thereof, including liabilities for taxes, material commitments and Indebtedness to the extent required by GAAP and (ii) the Quarterly Financial Statements of the Acquired Business (A) were each prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (B) fairly present the financial condition of the Acquired Business, as of the date thereof and its results of operations for the period covered thereby, subject, in the case of clauses (A) and (B), to the absence of footnotes and to normal year-end audit adjustments.

(c) Since January 1, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The consolidated pro forma balance sheet of the Borrower and its Subsidiaries (including the Acquired Business) and the related consolidated pro forma statements of income and cash flows of the Borrower and its Subsidiaries for the twelve months ending on the last day of the most recently completed four-fiscal quarters ended at least 45 days before the Closing Date (the “Pro Forma Financial Statements”), certified by the chief financial officer or treasurer of the Borrower, copies of which have been furnished to each Lender, (i) were prepared after giving effect to the Transaction as if the Transaction had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the such statements of income) and (ii) fairly present the consolidated pro forma financial condition of the Borrower and its Subsidiaries as at such date and the consolidated pro forma results of operations of the Borrower and its Subsidiaries for the period ended on such date, all in accordance with GAAP.

(e) The Initial Financial Projections and the consolidated forecasted balance sheet and statements of income and cash flows of the Borrower and its Subsidiaries delivered pursuant to Section 6.01(c) were prepared in good faith on the basis of the assumptions stated therein, which assumptions the Borrower believed to be reasonable at the time of delivery of such forecasts.

Section 5.06. Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this

Agreement or any other Loan Document, or the consummation of the Transaction, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 5.07. No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 5.08. Ownership of Property; Liens. (a) Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries as of the Closing Date, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries as of the Closing Date, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, record owner and book and estimated fair value thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Liens created or permitted by the Loan Documents.

(d) (i) Schedule 5.08(d)(i) sets forth a complete and accurate list as of the Closing Date of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.

(ii) Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing as of the Closing Date the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms.

(e) Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity, if any, thereof.

Section 5.09. Environmental Compliance. (a) Each Loan Party and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability under or violation of any Environmental Law on their respective businesses, operations and properties, and there are no such effects of Environmental Laws or claims that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(b) Except as could not reasonably be expected to have a Material Adverse Effect, there are no and never have been any underground or above-ground storage tanks or any surface impoundments,

septic tanks, pits, sumps or lagoons on any property currently owned, leased or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries;

(c) each of the Loan Parties and its Subsidiaries is and has been in compliance with all Environmental Laws, including all permits required under such Environmental Laws, and OSHA requirements respecting friable asbestos and asbestos containing materials, if any, located on any property formerly or currently owned, leased or operated by any Loan Party or any of its Subsidiaries or any portion thereof, except where non-compliance could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been and are in compliance with Environmental Laws, except where non-compliance, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(e) No notice, notification, demand, request for information, complaint, citation, summons, investigation, administrative order, consent order or agreement, litigation or settlement with respect to any Environmental Law or Hazardous Material is in existence or, to the Loan Parties’ knowledge, proposed, threatened or anticipated with respect to or in connection with any of the Loan Parties or its Subsidiaries or the operation of any properties now or previously owned, leased or operated by the Loan Parties or its Subsidiaries except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(f) No properties now or previously owned, leased or operated by the Loan Parties or its Subsidiaries nor any property to which the Loan Parties or its Subsidiaries has, directly or indirectly, transported or arranged for the transportation of any material is listed or, to the Loan Parties’ knowledge, proposed for listing on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or cleanup, nor to the knowledge of the Loan Parties, is any such property anticipated or threatened to be placed on any such list, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(g) There are no liabilities of any Loan Parties or its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which could reasonably be expected to result in or be the basis for any such liability, except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.10. Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

Section 5.11. Taxes. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement with any Person that is not a Loan Party or a wholly-owned Subsidiary of a Loan Party.

Section 5.12. ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the best knowledge of the Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

(d) With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

Section 5.13. Subsidiaries; Equity Interests. (a) As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13(a), and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13(a) free and clear of all Liens. As of the Closing Date, the Borrower has no equity investments in any other corporation or entity other than (i) those specifically disclosed in Part (b) of Schedule 5.13(a) and (ii) investments in Subsidiaries. All of the outstanding Equity Interests in the Borrower have been validly issued and are fully paid and nonassessable.

(b) Schedule 5.13(b) sets forth all Immaterial Domestic Subsidiaries and Immaterial Foreign Subsidiaries.

Section 5.14. Margin Regulations; Investment Company Act. (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.15. Disclosure. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Section 5.16. Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties (including the Act), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 5.17. Taxpayer Identification Number. The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

Section 5.18. Intellectual Property; Licenses, Etc. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, trade dress, logos, domain names and all good will associated therewith, copyrights, patents, patent rights, trade secrets, know-how, franchises, licenses, computer software and other intellectual property rights (including all registrations and applications for registrations as the foregoing) (collectively, “IP Rights”) that are necessary for the operation of their respective businesses, without conflict with the rights of any other Person, except where the failure to own or possess the right to use any such IP Rights would not reasonably be expected to have a Material Adverse Effect. The Borrower and its Subsidiaries hold all right, title and interest in and to such IP Rights free and clear of any Lien (other than Liens permitted by Section 7.01) . No slogan or other advertising device, product, process, method, substance, part or other material or activity now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon, misappropriates or otherwise violates any rights held by any other Person, except where such infringement, misappropriation or other violation would not reasonably be expected to have a Material Adverse Effect.

Section 5.19. Solvency. Each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

Section 5.20. Collateral Documents. The provisions of the applicable Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 7.01) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Collateral Documents, no filing or other action will be necessary to perfect or protect such Liens.

Section 5.21. Senior Debt. The Obligations constitute “Senior Indebtedness” (or any comparable term) or “Senior Secured Financing” (or any comparable term) under, and as defined in, the documentation governing, any Indebtedness that is subordinated to the Obligations expressly by its terms.

Section 5.22. Sanctioned Persons. None of the Loan Parties or any of their Subsidiaries nor, to the knowledge of the Borrower, any director, officer, agent, employee or Affiliate of any Loan Party or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrower will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any Person, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

Section 5.23. Foreign Corrupt Practices Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE 6

AFFIRMATIVE COVENANTS

From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

Section 6.01. Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, changes in Stockholders’ Equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit;

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of changes in Stockholders’ Equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer or controller of the Borrower as fairly presenting the financial condition, results of operations, Stockholders’ Equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes; and

(c) as soon as available, but in any event at least 60 days after the end of each fiscal year of the Borrower, an annual budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts for the remaining term of this Agreement prepared by management of the Borrower, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs, if such fiscal year is the immediately following fiscal year) and on an annual basis for each fiscal year thereafter.

As to any information contained in materials furnished pursuant to Section 6.02(c), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.

Section 6.02. Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower and (ii) if the information set forth on the most recently delivered Schedule 5.13(b) is no longer true and correct, an updated Schedule 5.13(b) identifying each Immaterial Domestic Subsidiary and Immaterial Foreign Subsidiary with a certification by the chief executive officer, chief financial officer, treasurer or controller of the Borrower, demonstrating in reasonable detail that such Immaterial Domestic Subsidiaries and Immaterial Foreign Subsidiaries satisfy the definition thereof (in each case which delivery may, unless the Administrative Agent, or a Lender requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes);

(b) promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

(c) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt or equity securities of any Loan Party or any Subsidiary thereof pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(e) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;

(f) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request;

(g) as soon as available, but in any event within 30 days after the end of each fiscal year of the Borrower, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify; and

(h) promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) or referred to in Section 6.03(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (1) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (2) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” (and the Administrative Agent agrees that only Borrower Material marked “PUBLIC” will be made available on such portion of the Platform) and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”

Section 6.03. Notices. Promptly notify the Administrative Agent and each Lender:

(a) of the occurrence of any Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority, including in connection with any tax liabilities, assessments, governmental charges or levies upon it or its properties or assets and (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

(c) of the occurrence or reasonably expected occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary, including any determination by the Borrower referred to in Section 2.10(b) (which requirement shall be deemed satisfied by the description thereof in a Form 10-K, Form 10-Q or Form 8-K filed with the SEC); and

(e) of the (i) occurrence of any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(ii), (ii) occurrence of any sale of capital stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iii), (iii) incurrence or issuance of any Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(iv), and (iv) receipt of any Extraordinary Receipt for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.05(b)(v).

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.04. Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.04 or 7.05; (b) take all reasonable action to maintain all rights, (charter and statutory) privileges, permits, licenses, approvals and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve, maintain, renew and keep in full force and effect all of its registered patents, trademarks, trade names, trade dress and service marks, the failure of which could reasonably be expected to have a Material Adverse Effect and (d) pay and discharge as the same shall become due and payable, all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

Section 6.05. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.06. Maintenance of Insurance. (a) Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and providing for not less than 30 days’ prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance.

(b) Notwithstanding anything herein to the contrary, with respect to each Mortgaged Property, if at any time the area in which the buildings and other improvements (as described in the applicable Mortgage) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such reasonable total amount as the Administrative Agent may from time to time reasonably require, and otherwise to ensure compliance with the NFIP as set forth in the Flood Laws. Following the Closing Date, the Borrower shall deliver to the Administrative Agent annual renewals of each flood insurance policy or annual renewals of each force-placed flood insurance policy, as applicable. In connection with any amendment to this Agreement pursuant to which any increase, extension, or renewal of Loans is contemplated, the Borrower shall cause to be delivered to the Administrative Agent for any Mortgaged Property, a Flood Determination Form, Borrower Notice and Evidence of Flood Insurance, as applicable.

Section 6.07. Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

Section 6.08. Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be.

Section 6.09. Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours and as often as may be reasonably desired (but in no event more than two times per fiscal year of the Borrower), upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice, and without limitation as to frequency.

Section 6.10. Use of Proceeds. Use the proceeds of the Credit Extensions for (a) in the case of the Revolving Facility, working capital, Capital Expenditures, the issuance of Letters of Credit and for other general corporate purposes not in contravention of any Law or of any Loan Document and (b) in the case of the Term A Facility, on the Closing Date to consummate the Acquisition.

Section 6.11. Covenant to Guarantee Obligations and Give Security. (a) Upon the formation or acquisition by any Loan Party of any new direct or indirect Material Domestic Subsidiary, or upon a Subsidiary of any Loan Party becoming a Material Domestic Subsidiary, the Borrower shall, at the Borrower’s expense:

(i) Within 45 days (as such time may be extended for up to an additional 25 days by the Administrative Agent in its reasonable discretion) following the creation or acquisition of any direct or indirect Material Domestic Subsidiary of the Borrower or following such Subsidiary becoming a Material Domestic Subsidiary, cause such newly created or acquired Material Domestic Subsidiary, to (a) become a Guarantor by executing and delivering to the Administrative Agent a joinder to the Guaranty or such other document as the Administrative Agent shall deem appropriate for such purpose and (b) deliver to the Administrative Agent such other customary documentation reasonably requested by the Administrative Agent including, without limitation, favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a), all in form, content and scope reasonably satisfactory to the Administrative Agent,

(ii) within ten days after such formation or acquisition or after such Subsidiary becoming a Material Domestic Subsidiary, furnish to the Administrative Agent a description of the real and personal properties of such Subsidiary, in detail satisfactory to the Administrative Agent,

(iii) within (x) with respect to any personal property, 45 days and (y) with respect to any real property, 75 days (as such time may, in either case, be extended for up to an additional 25 days by the Administrative Agent in its reasonable discretion) after such formation or acquisition or after such Subsidiary becoming a Material Domestic Subsidiary, cause such Subsidiary and each direct and indirect parent (to the extent such parent is the Borrower or a Domestic Subsidiary) of such Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, and other collateral and security agreements or supplements thereto, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all pledged Equity Interests in and of such Subsidiary, and other instruments reasonably requested by the Administrative Agent), securing payment of all the Obligations of such Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,

(iv) within (x) with respect to any personal property, 45 days and (y) with respect to any real property, 75 days (as such time may, in either case, be extended for up to an additional 25 days by the Administrative Agent in its reasonable discretion) after such formation or acquisition or after such Subsidiary becoming a Material Domestic Subsidiary, cause such Subsidiary and each direct and indirect parent (to the extent such parent is the Borrower or a Domestic Subsidiary) of such Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting first priority perfected Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Collateral Agreement and pledge agreements delivered pursuant to this Section 6.11, enforceable against all third parties in accordance with their terms,

(v) within (x) with respect to any personal property, 45 days and (y) with respect to any real property, 75 days (as such time may, in either case, be extended for up to an additional 25 days by the Administrative Agent in its reasonable discretion) after such formation or acquisition or after such Subsidiary becoming a Material Domestic Subsidiary, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi) as promptly as reasonably practicable after such formation or acquisition or after such Subsidiary becoming a Material Domestic Subsidiary (but in any event on or before the delivery of any applicable Mortgage delivered pursuant to this Section 6.11(a) (and, in the case of Flood Documents, three (3) Business Days before the delivery of such Mortgage)), deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each material parcel of real property owned by such Material Domestic Subsidiary (including with respect to all Mortgage Properties), Mortgage Policies, title reports, surveys and engineering, soils and other reports, environmental assessment reports and Flood Documents, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

Notwithstanding any of the foregoing to the contrary, the Collateral shall be subject to the limitations and exclusions set forth in the Collateral Agreement.

(b) Upon the acquisition of any real property (other than the real property subject to the requirements of Section 4.01(a)(iii)(C)) by any Loan Party, if such property, in the reasonable judgment of the Administrative Agent, is material and if such property shall not already be subject to a perfected first priority security interest in favor of the Administrative Agent for the benefit of the Secured Parties, then the Borrower shall, at the Borrower’s expense:

(i) within ten days after such acquisition, furnish to the Administrative Agent a description of the property so acquired in detail satisfactory to the Administrative Agent,

(ii) within 75 days (as such time may be extended for up to an additional 25 days by the Administrative Agent in its reasonable discretion) after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, supplemental schedules to this Agreement, collateral agreement supplements, and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties,

(iii) within 75 days (as such time may be extended for up to an additional 25 days by the Administrative Agent in its reasonable discretion) after such acquisition, cause the applicable Loan Party to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting first priority perfected Liens on such property, enforceable against all third parties,

(iv) within 75 days (as such time may be extended for up to an additional 25 days by the Administrative Agent in its reasonable discretion) after such acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (ii) and (iii) above and as to such other matters as the Administrative Agent may reasonably request, and

(v) as promptly as practicable after any acquisition of a real property (but in any event on or before the delivery of the applicable Mortgage delivered pursuant to this clause (b) (and, in the case of Flood Documents, three (3) Business Days before the delivery of such Mortgage)), deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to such Mortgage Policies, real property appraisals, title reports, surveys and engineering, soils and other reports, and environmental assessment reports and Flood Documents, each in scope, form and substance reasonably satisfactory to the Administrative Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent,

(c) At any time upon request of the Administrative Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Administrative Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, IP Security Agreement Supplements and other security and pledge agreements.

Section 6.12. Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

Section 6.13. Preparation of Environmental Reports. At the request of the Required Lenders from time to time, but no more than one time for any property during the term of this Agreement (unless a Default shall have occurred and be continuing, during which time no limitation shall apply) provide to the Lenders within 60 days after such request, at the expense of the Borrower, an environmental site assessment report for any of its properties described in such request, prepared by an environmental consulting firm acceptable to the Administrative Agent, indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance, removal or remedial action in connection with any Hazardous Materials on such properties; without limiting the generality of the foregoing, if the Administrative Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Administrative Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and the Borrower hereby grants and agrees to cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Administrative Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment.

Section 6.14. [Reserved]

Section 6.15. Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

Section 6.16. Hedging Agreement. Enter into prior to the date that is ninety (90) days following the Closing Date, and maintain at all times for a period of two years thereafter, interest rate Swap Contracts with Lenders or Affiliates thereof, or other Persons acceptable to the Administrative Agent, covering a notional amount of not less than twenty-five percent (25%) of the aggregate outstanding Indebtedness for borrowed money of the Borrower and its Subsidiaries outstanding on the Closing Date (other than Revolving Credit Loans), with an average tenor of no less than two (2) years.

Section 6.17. Post-Closing Covenant. Within 75 days following the Closing Date, perfect the security interest in the Collateral and provide any deliverable related to the perfection of a security interest in the Collateral to the extent such security interest was not perfected, or such deliverables were not delivered, on or prior to the Closing Date in accordance with Section 4.01(a)(iii) (it being understood that the foregoing shall not limit or modify the Borrower’s obligation to deliver or perfect the Required Closing Date Collateral and to use commercially reasonable efforts to deliver or perfect the other Collateral, in each case on or prior to the Closing Date as set forth in Section 4.01(a)(iii)).

ARTICLE 7

NEGATIVE COVENANTS

From and after the Closing Date, so long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

Section 7.01. Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and listed on Schedule 5.08(b) and any renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.03(b), (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

(c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h) or securing appeal or other surety bonds related to such judgments;

(i) Liens securing Indebtedness permitted under Section 7.03(e); provided that (i) in the case of Liens securing purchase money Indebtedness and Capital Leases, (A) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, and (B) the Indebtedness secured thereby does not exceed the cost of the property being acquired on the date of acquisition, improvements thereto and related expenses and (ii) with respect to any Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary in connection with a Permitted Acquisition, such Lien (A) is not created in connection with such acquisition or such Person becoming a Subsidiary, as the case may be and (B) shall not encumber any other property or assets of the Borrower or any Subsidiary;

(j) precautionary filings in respect of operating leases; and leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or any Subsidiary or (ii) secure any Indebtedness;

(k) other Liens securing Indebtedness of Domestic Subsidiaries outstanding in an aggregate principal amount not to exceed $50,000,000; and

(l) Liens on property of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted by Section 7.03(g).

Section 7.02. Investments. Make any Investments, except:

(a) Investments held by the Borrower or such Subsidiary in the form of cash and Cash Equivalents;

(b) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $1,000,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(c) Investments (i) existing on the Closing Date in Subsidiaries existing on the Closing Date; provided that in the case of this clause (i), any such Investments in Subsidiaries that are not Loan Parties in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent for the benefit of the Lenders, (ii) in Loan Parties (including those formed or acquired after the Closing Date so long as the Borrower and its Subsidiaries comply with the applicable provisions of Section 6.11), (iii) by Subsidiaries that are not Loan Parties in Subsidiaries that are not Loan Parties and (iv) by the Borrower or any other Loan Party in Subsidiaries that are not Loan Parties; provided that, in the case of this clause (iv), (A) no Default or Event of Default shall have occurred and be continuing, (B) the Borrower and its Subsidiaries comply with the applicable provisions of Section 6.11, (C) the aggregate amount of all such Investments shall not exceed the greater (x) of $300,000,000 and (y) 7.50% of Consolidated Total Assets of the Borrower outstanding at any time during the term of the Facilities (determined without regard to any write-downs or write-offs of such Investments) and (D) any such Investments in the form of intercompany loans shall be evidenced by notes that have been pledged (individually or pursuant to a global note) to the Administrative Agent for the benefit of the Lenders;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Investments by the Borrower or any Guarantor in the form of Permitted Acquisitions;

(f) the Acquisition on the terms and conditions set forth herein;

(g) Guarantees permitted by Section 7.03;

(h) Swap Contracts to the extent permitted pursuant to Section 7.03(d); and

(i) other Investments; provided that in no event shall the aggregate amount of Investments allowed pursuant to this Section 7.02(i) during the term of this Agreement (net of any returns of capital on such Investments) exceed the greater of (x) $50,000,000 and (y) 1.25%% of Consolidated Total Assets of the Borrower.

Section 7.03. Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness under (i) the Loan Documents, (ii) the Wimble Credit Facility in an aggregate principal amount not to exceed $1,050,000,000 and (iii) the Senior Notes (if any) and/or the Bridge Facility (if any) (and any Permitted Refinancing of any such Senior Notes or Bridge Facility) in an aggregate principal amount not to exceed $300,000,000;

(b) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing thereof; provided that any such Indebtedness (including any Permitted Refinancing thereof), to the extent owed by a Loan Party to a Subsidiary that is not a Loan Party, shall be subordinated to the payment of the Obligations in a manner satisfactory to the Administrative Agent;

(c) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any Guarantor;

(d) obligations (contingent or otherwise) of the Borrower or any Guarantor existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party (other than pursuant to customary netting or set-off provisions);

(e) Indebtedness (i) of the Borrower or any Guarantor in respect of Capital Leases and purchase money obligations for fixed or capital assets or (ii) of any Person acquired in a Permitted Acquisition (so long as such Indebtedness (A) existed prior to the acquisition of such Person by the Borrower or any Subsidiary, (B) is not created in contemplation of such acquisition and (C) is solely the obligation of such Person, and not of the Borrower or any other Subsidiary), in each case set forth in subclauses (i) and (ii) within the applicable limitations set forth in Section 7.01(i); provided, however, that the aggregate amount of all such Indebtedness at any one time outstanding pursuant to this clause (e) shall not exceed the greater of (x) $50,000,000 and (y) 1.25% of Consolidated Total Assets of the Borrower;

(f) Indebtedness of the Borrower or any Subsidiary owing to the Borrower or any Subsidiary to the extent constituting an Investment permitted by Section 7.02(c); provided that such Indebtedness, to the extent owed by a Loan Party to a Subsidiary that is not a Loan Party, shall be subordinated to the payment of the Obligations in a manner satisfactory to the Administrative Agent;

(g) Indebtedness incurred by a Subsidiary that is not organized under the laws of any political subdivision of the United States, which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this clause (g) and then outstanding, does not exceed the greater of (x) $50,000,000 and (y) 1.25% of Consolidated Total Assets of the Borrower;

(h) unsecured debt issued by the Borrower; provided that (i) the Consolidated Leverage Ratio determined on a pro forma basis after giving effect to the incurrence of such Indebtedness is less than 4.0:1.0, (ii) the stated maturity of such Indebtedness is not less than 91 days following the Maturity Date for the Term A Loans and the Weighted Average Life of such Indebtedness is not shorter than the remaining Weighted Average Life of the Term A Loans, (iii) the covenants, events of default, guaranty and other terms (excluding as to interest rate and redemption premium) of such Indebtedness are, taken as a whole, not materially less favorable to the Borrower and its Subsidiaries than the Senior Notes (if any) or the Bridge Facility (if any) and (iv) at the time of incurrence of such Indebtedness, there shall be no Default and the Borrower shall be in pro forma compliance giving effect to such incurrence with the covenants set forth in Section 7.11; and

(i) other Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $100,000,000.

Notwithstanding anything to contrary herein, no Subsidiary shall be permitted to guarantee the Wimble Credit Facility, the Senior Notes (if any) or the Bridge Facility (if any) unless such Subsidiary also guarantees the Obligations.

Section 7.04. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, (ii) any Subsidiary, provided that (A) when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing or surviving Person and (B) when any Guarantor is merging with another Subsidiary, the continuing or surviving Person shall be a Guarantor;

(b) The Borrower or any Guarantor may effect any Permitted Acquisition; provided that (i) in any such transaction involving the Borrower, the Borrower shall be the continuing or surviving Person and (ii) in any such transaction involving a Guarantor, the continuing or surviving Person shall be a Guarantor; and

(c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution or otherwise) (i) to the Borrower or to a Guarantor, or (ii) if the transferor is not a Guarantor, to any other Subsidiary; provided in each case that if the transferor in such a transaction is a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary.

Section 7.05. Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, or property no longer used or usable in the business, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business;

(c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(d) Dispositions of property by the Borrower to any Subsidiary, or by any Subsidiary to the Borrower or to a Guarantor; provided that if the transferor of such property is the Borrower or a Guarantor, the transferee thereof must either be the Borrower or a Guarantor;

(e) Dispositions of accounts receivable for purposes of collection;

(f) Dispositions of investment securities and cash equivalents in the ordinary course of business;

(g) Dispositions permitted by Section 7.04;

(h) Dispositions by the Borrower and its Subsidiaries of property not otherwise permitted under this Section 7.05; provided that (i) at the time of such Disposition and after giving effect thereto, no Default shall exist or would result from such Disposition, (ii) the proceeds of such Disposition are less than $35,000,000 in any fiscal year and $125,000,000 in the aggregate from the Closing Date, (iii) the consideration received for such property shall be in an amount at least equal to the fair market value thereof, (iv) no less than 75% of such consideration shall be paid in cash and (v) the Net Cash Proceeds thereof shall be applied as required by Section 2.05(b)(ii); and

(i) Dispositions by the Borrower and its Subsidiaries of property acquired after the Closing Date in Permitted Acquisitions; provided that (i) the Borrower identifies any such assets to be divested in reasonable detail in writing to the Administrative Agent on or before the closing date of such Permitted Acquisition and (ii) the fair market value of the assets to be divested in connection with any Permitted Acquisition does not exceed an amount equal to twenty-five percent (25%) of the total cash and non-cash consideration for such Permitted Acquisition.

Section 7.06 . Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

(c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d) the Borrower may (i) declare and make cash dividends to its stockholders and (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it in an aggregate amount with respect to this clause (ii) not to exceed (A) $10,000,000 in the aggregate from the Closing Date to the second anniversary of the Closing Date and (B) $100,000,000 in the aggregate thereafter; provided that, in the case of clauses (i) and (ii) above, both before and after giving pro forma effect to any such dividend, purchase, redemption or acquisition as if such dividend had been paid or purchase, redemption or acquisition had occurred on the last day of the preceding fiscal quarter, the Borrower is in compliance with the financial covenants set forth in Section 7.11; and

(e) Investments permitted pursuant to Section 7.02(c).

Section 7.07. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the Closing Date or any business reasonably related thereto.

Section 7.08. Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to:

(a) transactions between or among Loan Parties or between and among Subsidiaries that are not Loan Parties;

(b) the payment of fees, expenses and compensation (including equity compensation) to officers and directors of the Borrower or any of its Subsidiaries and indemnification agreements entered into by the Borrower or any of its Subsidiaries; and

(c) employment and severance arrangements with officers and employees.

Section 7.09. Burdensome Agreements. Enter into any Contractual Obligation (other than this Agreement, any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to the Borrower or any Guarantor, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that clauses (i) and (iii) shall not prohibit any negative pledge or similar provision, or restriction on transfer of property, incurred or provided in favor of any holder of Indebtedness permitted under Section 7.03(e) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person. Notwithstanding the foregoing, this Section 7.09 will not restrict or prohibit:

(a) restrictions imposed pursuant to an agreement that has been entered into in connection with a transaction permitted pursuant to Section 7.05 with respect to the property that is subject to that transaction;

(b) restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03 to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(c) provisions restricting subletting or assignment of Contractual Obligations; or

(d) restrictions set forth in the Senior Notes (if any), the Bridge Facility (if any) and the Wimble Credit Facility, in each case as in effect on the Closing Date or as amended, modified, refinanced, replaced, renewed or extended in a manner that is not more restrictive and is otherwise permitted hereunder.

Section 7.10. Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

Section 7.11. Financial Covenants. (a) Consolidated Leverage Ratio. Subject to clause (c) below, permit the Consolidated Leverage Ratio at any time during any period set forth below to be greater than the ratio (the “Maximum Consolidated Leverage Ratio”) set forth below opposite such period:

Period	Maximum Consolidated Leverage Ratio
Closing Date through January 30, 2013	4.50 to 1.00
January 31, 2013 through October 30, 2013	4.25 to 1.00
October 31, 2013 through April 29, 2014	4.00 to 1.00
April 30, 2014 through April 29, 2015	3.75 to 1.00
April 30, 2015 and thereafter	3.50 to 1.00

(b) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 1.40 to 1.00.

(c) Notwithstanding the foregoing, if on the Closing Date, after giving effect to the incurrence of Indebtedness on such date, the Consolidated Funded Indebtedness (the “Closing Date Funded Indebtedness”) is greater than $1,376,900,000, the Maximum Consolidated Leverage Ratio levels set forth in paragraph (a) above shall be increased and the Consolidated Fixed Charge Coverage Ratio level set forth in clause (b) above shall be decreased, in each case, as necessary to reflect substantially the same cushions to the Initial Financial Projections (adjusted to reflect the actual Closing Date Funded Indebtedness) as the cushion to the Initial Financial Projections (without such adjustment) reflected in the levels set forth above; provided that if the Closing Date Funded Indebtedness is equal to or greater than $1,732,900,000, the Maximum Consolidated Leverage Ratio levels and the Consolidated Fixed Charge Coverage Ratio level shall be the levels set forth in Schedule 7.11 (and in no event shall (x) the Maximum Consolidated Leverage Ratio levels be greater than or (y) the Consolidated Fixed Charge Coverage Ratio level be less than the levels set forth in Schedule 7.11) . The Lenders and the Borrower authorize the Administrative Agent to amend this Section 7.11 to reflect such revised covenant levels (and to remove this clause (c) and Schedule 7.11) on the Closing Date without further consent from any of them or any other Person.

Section 7.12. Amendments of Organization Documents. Amend any of its Organization Documents in a manner adverse to the Lenders.

Section 7.13. Accounting Changes. Make any change in its (a) accounting policies or reporting practices, except as required by GAAP, or (b) fiscal year.

Section 7.14. Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any subordinated, unsecured or junior secured Indebtedness (collectively, the “Junior Indebtedness”) or of the Wimble Credit Facility, except (a) the refinancing thereof with the proceeds of any Permitted Refinancing permitted by Section 7.03, (b) the prepayment of Indebtedness of the Borrower or any Subsidiary owed to the Borrower or any Subsidiary to the extent not prohibited by the subordination provisions applicable thereto, (c) prepayment of the Wimble Term A Loans pursuant to Section 2.05(b)(i) of the Wimble Credit Facility and (d) any other prepayment of the Wimble Credit Facility to the extent that a pro rata portion of the Term A Facility is prepaid concurrently therewith and such prepayment is allocated to reduce the scheduled amortization of the Term A Facility in the same manner as such prepayment under the Wimble Credit Facility is applied to reduce scheduled amortization of the Wimble Credit Facility.

Section 7.15. Amendment of Acquisition Agreement and Indebtedness. (a) Cancel or terminate the Acquisition Agreement or any Related Agreement or consent to or accept any cancellation or termination thereof, (b) amend, modify or change in any term or condition of the Acquisition Agreement or any Related Agreement in a manner materially adverse to the Lenders or give any consent, waiver or approval thereunder that would reasonably be expected to be materially adverse to the interests of the Lenders, (c) waive any default under or any breach of any material term or condition of the Acquisition Agreement or any Related Agreement, (d) amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.03 or any Junior Indebtedness, in each case, in a manner adverse to the Lenders or that would effect a prepayment not otherwise permitted under Section 7.14 or (e) amend, modify or change any term or condition of the Wimble Credit Facility in any manner that (x) would effect a prepayment not otherwise permitted under Section 7.14 (including by changing the maturity date thereof or the due date for scheduled amortizations thereunder to an earlier date or otherwise modifying the voluntary or mandatory prepayment requirements thereunder) or (y) increases the interest rates thereunder.

Section 7.16. Capital Expenditures. Make or become legally obligated to make any Discretionary Capital Expenditure, except for Discretionary Capital Expenditures not exceeding, in the aggregate for the Borrower and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year (such amount, the “Permitted Capital Expenditure Amount”); provided that (x) if, in any fiscal year, the aggregate amount of Discretionary Capital Expenditures made by the Borrower and its Subsidiaries during such fiscal year is less than the amount set forth opposite such fiscal year in the chart below (the “CapEx Carryover Amount”), the Borrower and its Subsidiaries may increase Discretionary Capital Expenditures in the immediately succeeding two fiscal years in an aggregate amount equal to such CapEx Carryover Amount and (y) for any fiscal year, the amount of Discretionary Capital Expenditures that would otherwise be permitted for such fiscal year pursuant to this Section 7.16 may be increased by the amount of Discretionary Capital Expenditures permitted for the immediately succeeding fiscal year, and any such increase used in any fiscal year shall reduce, on a dollar-for-dollar basis, the amount of Discretionary Capital Expenditures that would be permitted to be made in such immediately succeeding fiscal year. With respect to any fiscal year during which a Permitted Acquisition is consummated and for each fiscal year subsequent thereto, the Permitted Capital Expenditure Amount applicable to each such fiscal year shall be increased by an amount (or a pro-rated portion of an amount, in the case of the fiscal year in which the Permitted Acquisition occurs) equal the product of (A) the consolidated revenues of the acquired entity or business for the fiscal year immediately preceding the consummation of such Permitted Acquisition as set forth in the Acquired Entity Financial Statements and (B) the quotient obtained by dividing (i) the sum of the CapEx/Revenue Ratio for the two fiscal years immediately preceding consummation of such Permitted Acquisition by (ii) two.

Fiscal Year	Permitted Capital Expenditure Amount
2012	$75,000,000
2013	$75,000,000
2014	$75,000,000
2015	$75,000,000
2016	$75,000,000

ARTICLE 8

EVENTS OF DEFAULT AND REMEDIES

Section 8.01. Events of Default. Any of the following shall constitute an Event of Default (each, an “Event of Default”):

(a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation, or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.04, 6.10, 6.11, 6.12 or 6.17 or Article 7, (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in the Guaranty or (iii) any Loan Party fails to perform or observe any term, covenant or agreement contained in the Collateral Agreement or the Mortgages; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading, in any material respect, when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) except with respect to the Wimble Credit Facility and any Guarantee thereof, fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, in each case after any applicable grace, cure or notice period, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; (ii) an “Event of Default” (as defined in the Wimble Credit Facility) shall have occurred or (iii) there occurs under any Swap Contract an Early Termination Date (as defined, or as such comparable term may be used and defined, in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) or (B) any Termination Event (as defined, or as such comparable term may be used and defined, in such Swap Contract) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as defined, or as such comparable term may be used and defined, in such Swap Contract) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against the Borrower or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j) Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document;

or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Article 4 or Section 6.11 or 6.17 shall for any reason (other than pursuant to the terms hereof) cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on the Collateral purported to be covered thereby.

Section 8.02. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders (or, in the case of clause (a) below, the Required Revolving Credit Lenders), take any or all of the following actions:

(a) declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

(c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(d) exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 8.03. Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the order specified in Section 5.4 of the Collateral Agreement.

ARTICLE 9

ADMINISTRATIVE AGENT

Section 9.01. Appointment and Authority. (a) Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions.

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the L/C Issuer hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the L/C Issuer for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article 9 and Article 10 (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto; provided that to the extent the L/C Issuer is entitled to indemnification under this Section 9.01 solely in connection with its role as the L/C Issuer, only the Multicurrency Revolving Credit Lenders shall be required to indemnify the L/C Issuer in accordance with this Section 9.01.

Section 9.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its capacity as a Lender. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action (x) that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability that is contrary to any Loan Document or applicable law or (y) with respect to rights and remedies in respect of Collateral under the Collateral Documents, for which it shall have received conflicting instructions from the required lenders under the Wimble Credit Facility; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the L/C Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 9.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as the L/C Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer and Swing Line Lender, (ii) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

Section 9.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, the Syndication Agents or others listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.

Section 9.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relating to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(h) and (i), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.

Section 9.10. Collateral and Guaranty Matters. The Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the L/C Issuer irrevocably authorize the Administrative Agent, at its option and in its discretion:

(a) to release any Lien to the extent securing the Obligations on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) subject to Section 9.11, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the L/C Issuer shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document or (iii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(b) to release any Guarantor from its Guarantee of the Obligations under the Guaranty (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) subject to Section 9.11, obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements) or (ii) if approved, authorized or ratified in writing in accordance with Section 10.01;

(c) to release any Guarantor from its Guarantee of the Obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder (unless such Person continues to guarantee the Wimble Credit Facility, the Senior Notes (if any) or the Bridge Facility (if any)); and

(d) to subordinate any Lien to the extent securing the Obligations on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(i).

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of Collateral, or to release any Guarantor from its Guarantee of the Obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to release such Guarantor from its Guarantee of the Obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

Section 9.11. Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of the Guaranty or any Collateral by virtue of the provisions hereof or of the Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 9 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.

ARTICLE 10

MISCELLANEOUS

Section 10.01. Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01 without the written consent of each Lender;

(b) without limiting the generality of clause (a) above, waive any condition set forth in Section 4.02 as to any Credit Extension under a Revolving Credit Facility without the written consent of the Required Facility Lenders with respect to such Revolving Credit Facility;

(c) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(d) (i) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments pursuant to Section 2.05(b)) of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of any Facility hereunder or under any other Loan Document without the written consent of each Appropriate Lender directly affected thereby or (ii) prior to the Assumption Effective Date, waive or amend any provision of Section 2.05 without the written consent of the Required Term A Lenders;

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to the last sentence of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary (i) to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

(f) change (i) Section 8.03 or Section 5.4 of the Collateral Agreement in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any reduction in the Commitments or any prepayment of Loans among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially and adversely affects the Lenders under a Facility without the written consent of (i) if such Facility is the Term A Facility, the Required Term A Lenders and (ii) if such Facility is a Revolving Credit Facility, the Required Facility Lenders with respect to such Revolving Credit Facility;

(g) change (i) any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder (other than the definitions specified in clause (ii) of this Section 10.01(g)), without the written consent of each Lender or (ii) the definition of “Required Revolving Credit Lenders” or “Required Term A Lenders” without the written consent of each Lender under the applicable Facility;

(h) release all or substantially all of the value of the Guarantees of the Obligations under the Guaranty without the written consent of each Lender, except to the extent the release of any Guarantor is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(i) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, except to the extent the release of any Collateral is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);

(j) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of (i) if such Facility is the Term A Facility, the Required Term A Lenders and (ii) if such Facility is a Revolving Credit Facility, the Required Facility Lenders with respect to such Revolving Credit Facility;

(k) prior to the Assumption Effective Date, amend Section 7.14(c) or Section 10.06(b)(viii) without the written consent of the Required Term A Lenders; and

(l) amend Section 1.08 or the definition of “Alternative Currency” without the written consent of each Revolving Credit Lender;

and, provided, further,, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document, in each case, relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document. Notwithstanding anything to the contrary herein, (x) the Fee Letters may be amended in accordance with their terms, (y) the Lenders and the Borrower authorize the Administrative Agent to amend Schedule 2.01 on or prior to the Closing Date without further consent from any Lender or any other Person to reduce the Term A Facility to the extent the Wimble Term A Facility is increased by an amount equal to such reduction; provided that (i) such reduction is allocated pro rata among the Term A Lenders and (ii) each Term A Lender’s Wimble Term A Commitment is concurrently increased by an amount equal to such reduction and (z) this Agreement may be modified as expressly contemplated by Sections 4.01(k) and 7.11(c).

Section 10.02. Notices; Effectiveness; Electronic Communication. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and

Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article 2 if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e) Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c), and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04. Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. Each Loan Party shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transaction and the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, through, under or from any property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to any of the Loan Parties or any of their respective Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer or any Related Party of any of the foregoing (it being acknowledged that, for the avoidance of doubt, such required amounts do not include any fees arising solely from the Fee Letters), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the L/C Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or L/C Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages)

arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 10.05. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.06. Successors and Assigns. (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C

Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and the Loans at the time owing to it under such Facility, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $2,500,000, in the case of any assignment in respect of the Revolving Credit Facility, or $1,000,000, in the case of any assignment in respect of the Term A Facility unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not (A) apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans or (B) prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (1) any Term Commitment or Revolving Credit Commitment if such assignment is to a Person that is not a Lender with a Commitment in respect of the applicable Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (2) any Term A Loan to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consent of the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of the Multicurrency Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to a Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(viii) Wimble Term A Loans. Notwithstanding anything to the contrary in this Section 10.06, prior to the Assumption Effective Date, (A) no Term A Lender may assign, transfer or otherwise dispose of an interest in any Term A Loans made on or prior to such date without also assigning, transferring or otherwise disposing of a ratable interest in such Term A Lender’s Wimble Term A Loans and (B) any assignment, transfer or other disposition by a Term A Lender of any interest in any Term A Loan or any Wimble Term A Loan prior to the Assumption Effective Date shall be deemed to be an assignment, transfer or other disposition of such Term A Lender’s Wimble Term A Loans or Term A Loans (respectively) in a ratable amount to the extent necessary to ensure compliance with the preceding clause (A).

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided, further, that any bank that is a member of the Farm Credit System (a “Farm Credit System Institution”) that (a) has purchased a participation from CoBank, ACB or any other Lender that is a Farm Credit System Institution in the minimum amount of $10,000,000 on or after the Effective Date, (b) is, by written notice to the Borrower and the Administrative Agent (“Voting Participant Notification”), designated by such Lender as being entitled to be accorded the rights of a voting participant hereunder (any such bank so designated, a “Voting Participant”) and (c) receives the prior written consent of the Borrower and the Administrative Agent to become a Voting Participant, shall be entitled to vote (and the voting rights of such Lender shall be correspondingly reduced), on a dollar for dollar basis, as if such Voting Participant were a Lender under the applicable Facility with a Commitment in an amount equal to the dollar amount of the participation purchased, on any matter requiring or allowing such Lender, in its capacity as a Lender under such Facility, to provide or withhold its consent, or to otherwise vote on any proposed action. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (i) state the full name, as well as all contact information required of an assignee as set forth in Exhibit E-2 hereto and (ii) state the dollar amount and the applicable Facility of the participation purchased. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant shall also be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall be entitled to the benefits of Section 3.01 if the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Revolving Credit Commitment and Revolving Credit Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as the L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as the Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)) . If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c) . Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be and (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

Section 10.07. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’

respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.14(c) or Section 2.15(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received (x) from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses or (y) from or on behalf of Wimble or any of its Affiliates in connection with the Existing Credit Facility (as defined in the Wimble Credit Facility) relating to the Acquired Business, in either case, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

Section 10.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Lender or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section are in addition to all other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have under applicable Law or otherwise. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the unpaid principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or any Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.10. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11. Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 10.12. Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, then, to the fullest extent permitted by law, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by

Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.13. Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14. Governing Law; Jurisdiction; Etc. (a) Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT, TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE IN ANY WAY HERETO OR THERETO OR THE NEGOTIATION, EXECUTION OR PERFORMANCE THEREOF OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, UNLESS OTHERWISE EXPRESSLY SET FORTH THEREIN, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) Submission to Jurisdiction. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES

HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR THE L/C ISSUER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) Waiver of Venue. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 10.15. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.16. California Judicial Reference. If any action or proceeding is filed in a court of the State of California by or against any party hereto in connection with any of the transactions contemplated by this Agreement or any other Loan Document, (a) the court shall, and is hereby directed to, make a general reference pursuant to California Code of Civil Procedure Section 638 to a referee (who shall be a single active or retired judge) to hear and determine all of the issues in such action or proceeding (whether of fact or of law) and to report a statement of decision, provided that at the option of any party to such proceeding, any such issues pertaining to a “provisional remedy” as defined in California Code of Civil Procedure Section 1281.8 shall be heard and determined by the court, and (b) without limiting the generality of Section 10.04, the Borrower shall be solely responsible to pay all fees and expenses of any referee appointed in such action or proceeding.

Section 10.17. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the

Arrangers and the Syndication Agents, are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Syndication Agents, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers and the Syndication Agents each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor the Syndication Agents has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Syndication Agents and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers nor the Syndication Agents has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Syndication Agents with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.18. Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.19. USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

Section 10.20. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the

Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DIAMOND FOODS, INC.

By:	/s/ Steven M. Neil
	Name:	Steven M. Neil
	Title:	Executive Vice President and
Chief Financial and
Administrative Officer

WIMBLEDON ACQUISITION LLC (solely for the purpose of Section 2.18)

By:	/s/ Steven M. Neil
	Name:	Steven M. Neil
	Title:	Manager

[Signature Page to Diamond Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Ken Puro
	Name:	Ken Puro
	Title:	Vice President

[Signature Page to Diamond Credit Agreement]

BANK OF AMERICA, N.A., as a Lender,
L/C Issuer and Swing Line Lender

By:	/s/ Brandon J. Kirkbride
	Name:	Brandon J. Kirkbride
	Title:	Vice President

[Signature Page to Diamond Credit Agreement]

BARCLAYS BANK PLC, as a Lender

By:	/s/ Ritam Bhalla
	Name:	Ritam Bhalla
	Title:	Vice President

BMO Harris Financing, Inc as a Lender

By:	/s/ Pamela E. Schwartz
	Name:	Pamela E. Schwartz
	Title:	Director

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Alex Rogin
	Name:	Alex Rogin
	Title:	Vice President

KeyBank National Association, as a Lender

By:	/s/ Marianne T. Meil
	Name:	Marianne T. Meil
	Title:	Senior Vice President

COÖPERATIVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A., “RABOBANK NEDERLAND”, NEW YORK BRANCH, as a Lender

By:	/s/ Janet K. Lee
Name: Janet K. Lee
Title: Vice President

By:	/s/ Sue Chen-Holmes
Name: Sue Chen-Holmes
Title: Vice President

SUNTRUST BANK, as a Lender

By:	/s/ David M. Felty
Name: David M. Felty
Title: Director

1st Farm Credit Services, PCA as a Lender

By:	/s/ Corey J. Waldinger
Name: Corey J. Waldinger
Title: Vice President, Capital Markets

[Signature Page to Diamond Credit Agreement]

AgFirst Farm Credit Bank, as a Lender

By:	/s/ John W. Burnside, Jr.
Name: John W. Burnside, Jr.
Title: Vice President

By:
Name: Title:

AMERICAN SAVINGS BANK, F.S.B., as a Lender

By:	/s/ Rian DuBach
Name: Rian DuBach
Title: Vice President

By:
Name: Title:

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Diane Emanuel
Name: Diane Emanuel
Title: Managing Director

Bank of the West, as a Lender

By:	/s/ Casey Garten
Name: Casey Garten
Title: Senior Vice President

Branch Banking and Trust Company, as a Lender

By:	/s/ Kenneth M. Blackwell
Name: Kenneth M. Blackwell
Title: Senior Vice President

City National Bank, a national banking association, as a Lender

By:	/s/ Jeanine A. Smith
	Name:	Jeanine A. Smith
	Title:	Vice President

COBANK, ACB, as a Lender

By:	/s/ Scott Trauth
	Name:	Scott Trauth
	Title:	Vice President

[Signature Page to Diamond Credit Agreement]

COMPASS BANK, an Alabama banking corporation, as a Lender

By:	/s/ Mark Sunderland
	Name:	Mark Sunderland
	Title:	Senior Vice President

FARM CREDIT WEST, PCA, as a Lender

By:	/s/ James Neeley
	Name:	James Neeley
	Title:	Sr. Vice President

FIFTH THIRD BANK, as a Lender

By:	/s/ Julia Harman
	Name:	Julia Harman
	Title:	Vice President

By:
Name:
Title:

First Commercial Bank, New York Branch as a Lender

By:	/s/ Jason Lee
	Name:	Jason Lee
	Title:	VP & General Manager

By:
Name:
Title:

GE Capital Financial Inc., as a Lender

By:	/s/ Stephen F. Schroppe
Stephen F. Schroppe:
	Title:	Duly Authorized Signatory

HSBC Bank USA, N.A., as a Lender

By:	/s/ Katherine Wolfe
	Name:	Katherine Wolfe
	Title:	Vice President

By:
Name:
Title:

Hua Nan Commercial Bank Ltd., Los Angeles Branch, as a Lender

By:	/s/ Samson Mao
	Name:	Samson Mao
	Title:	Deputy General Manager

[Signature Page to Diamond Credit Agreement]

Mega International Commercial Bank Co., Ltd. New York Branch, as a Lender

By:	/s/ Priscilla Hsing
	Name:	Priscilla Hsing
	Title:	VP & DGM

MIZUHO CORPORATE BANK, LTD., as a Lender

By:	/s/ Robert Gallagher
	Name:	Robert Gallagher
	Title:	Authorized Signatory

By:
Name:
Title:

Northwest Farm Credit Services, PCA, as a Lender

By:	/s/ Carol Sobson
	Name:	Carol Sobson
	Title:	Vice President

OneWest Bank, FSB, as a Lender

By:	/s/ Grant Ahearn
	Name:	Grant Ahearn
	Title:	Executive Vice President

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Berry
	Name:	John Berry
	Title:	Vice President

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Gordon MacArthur
	Name:	Gordon MacArthur
	Title:	Authorized Signatory

SIEMENS FINANCIAL SERVICES, INC., as a Lender

By:	/s/ Douglas Maher
	Name:	Douglas Maher
	Title:	Managing Director

By:	/s/ Stephanie Marinello
	Name:	Stephanie Marinello
	Title:	Senior Vice President

[Signature Page to Diamond Credit Agreement]

Sovereign Bank, as a Lender

By:	/s/ James R. Riley
	Name:	James R. Riley
	Title:	Senior Vice President

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ Shuji Yabe
	Name:	Shuji Yabe
	Title:	Managing Director

TD Bank, N.A., as a Lender

By:	/s/ Todd Antico
	Name:	Todd Antico
	Title:	Senior Vice President

By:
Name:
Title:

Umpqua Bank, as a Lender

By:	/s/ John Brennan
	Name:	John Brennan
	Title:	Senior Vice President

By:
Name:
Title:

Union Bank, N.A. as a Lender

By:	/s/ Henry G. Montgomery
	Name:	Henry G. Montgomery
	Title:	Vice President

United FCS, PCA dba FCS Commercial Finance Group, as a Lender

By:	/s/ Warren Shoen
	Name:	Warren Shoen
	Title:	Sr. Vice President

U.S. Bank National Association, as a Lender

By:	/s/ James D. Pegues
	Name:	James D. Pegues
	Title:	Vice President

By:
Name:
Title:

Wells Fargo Bank, N.A. as a Lender

By:	/s/ Gavin Holles
	Name:	Gavin Holles
	Title:	Managing Director

[Signature Page to Diamond Credit Agreement]